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Water Park (Rendering)

WATER BAR

JBG SMITH

# QUARTERLY INVESTOR PACKAGE | Q1 2022

Quarterly Investor Package

JBGS Divider

# TABLE OF CONTENTS

**LETTER TO SHAREHOLDERS**
SECTION ONE

**Q1 2022 EARNINGS RELEASE**
SECTION TWO

**Q1 2022 SUPPLEMENTAL INFORMATION**
SECTION THREE

West Half

Management Letter

May 3, 2022

To Our Fellow Shareholders:

Throughout the first quarter we continued to see signs of strength as our market reopened. Residents and workers alike are returning to urban environments, particularly those offering a strong base of amenities rich in experiences and opportunities to socialize. Daily physical occupancy is steadily rising, particularly in National Landing, where companies continue to bring employees back to the office – in some cases 5 days a week – revitalizing the streetscape. During the quarter, we accelerated the pace of our capital recycling initiatives, advancing our overall portfolio transformation to majority multifamily with a significant concentration in National Landing. While Amazon and tech-driven demand continues to grow, global unrest is driving a resurgence of defense-related activity. The importance of our National Landing portfolio’s proximity to the Department of Defense and The Pentagon, as well as our significant investments in next-generation digital infrastructure, have the potential to drive significant future demand ahead of these tailwinds. The highlights from this quarter align well with our focus on maximizing long-term net asset value per share.

Amazon HQ2 surpassed hiring targets for the 3rd straight year: Metropolitan Park topped-out construction and remains on track for a 2023 delivery. Phase two, Pen Place, received final entitlement approvals, and we expect to close on its $198 million sale to Amazon in the second quarter. Additionally, in April, Amazon announced 5,000 employees hired at HQ2 with nearly 4,000 current job openings, already surpassing its year-end 2022 hiring commitment to the Commonwealth of Virginia. This pace of hiring exceeds expectations and emphasizes the need for the new housing offerings featured prominently in our growth pipeline.

Virginia Tech’s $1 billion Innovation Campus launched an artificial intelligence and machine learning partnership with Amazon. The new initiative will target advanced research and innovation initiatives. The campus continues to attract funding from STEM employers (technology, defense, and aerospace), including Amazon, Boeing, and Northrop Grumman, and added additional academic faculty resources in April this year.

Two mission-critical placemaking amenities broke ground in National Landing. “Dining in the Park” and the totally re-imagined “Water Park” commenced construction. Together they will deliver two new outdoor destinations to National Landing by mid-2023, representing 11 new retailers and over 3.5 acres of dramatically enhanced outdoor public space. These projects will continue our transformation of National Landing into the Capital region’s premier live-work-play destination.

$845 million of capital recycling transactions closed year-to-date representing an average capitalization rate of 5.1%. These transactions include the sale of the Universal Buildings, the sale of a 99-year leasehold interest in a future development asset located in Reston, VA, and our unconsolidated joint venture with affiliates of Fortress Investment Group LLC (“Fortress”) to recapitalize a 1.6 million square foot non-core office portfolio and land parcels. Since the beginning of 2021, we have closed over $937 million of capital recycling transactions, which deleveraged our balance sheet and created capacity for accretive investments, including share repurchases. The $198 million of proceeds from the sale of Pen Place to Amazon, which is expected to close in the second quarter of this year, is not included in these amounts as it was contracted prior to 2021.

JBG SMITH Overview

We own and operate urban mixed-use properties concentrated in what we believe are the highest growth submarkets of the historically recession-resilient Washington, DC metro area.

Our concentration in these submarkets, our substantial portfolio of operating and development opportunities, and our market-leading platform position us to capitalize on the significant growth we anticipate in our target submarkets.

68% of our holdings are located directly across the Potomac River from Washington, DC in Northern Virginia’s National Landing submarket, where Amazon’s new 5 million+ square foot headquarters and Virginia Tech’s $1 billion Innovation Campus are under construction.

The Commonwealth of Virginia has incentivized Amazon to bring up to 38,000 new jobs to National Landing, which, based on data from the National Landing Business Improvement District provided in November 2018, would increase the daytime population in the submarket from approximately 50,000 people to nearly 90,000 people in the future, representing dramatic growth of nearly 80%. Amazon announced its hybrid return-to-the-office policy in late 2021, requiring employees to live locally and within commuting distance of the office for at least 11 months of the year. This policy aligns well with Amazon’s aggressive hiring in the current competitive job market.

At its Seattle headquarters, approximately 20% of Amazon’s employees live within walking or biking distance to work, and Amazon provides $350 monthly stipends to employees who bike to HQ2. Using Amazon’s Seattle employee patterns and preferences as proxies for behaviors that might be expected at HQ2, 20% of employees, or up to 7,600 Amazon employees, could be expected to live within the National Landing submarket. This potential influx of demand for additional multifamily units aligns well with our plans to deliver new multifamily supply to the submarket. In addition to the 1,583 units currently under construction in National Landing, our Near-Term Development Pipeline could add as many as 2,150 new multifamily units to National Landing.

While we control most of the existing office supply and unencumbered development density in National Landing, the balance of our portfolio is concentrated in what we believe are the highest growth submarkets in the Washington, DC metro region, the majority of which are within a 20-minute commute of the growing technology ecosystem in National Landing.

We believe the strong technology sector tailwinds created by Amazon, the Virginia Tech Innovation Campus, national/international defense and security needs, and our National Landing digital infrastructure initiatives, including our 5G rollout and other connectivity enhancements with best-in-class partners, will drive substantial long-term net asset value per share growth.

Our successful track record and well-established platform position us to maximize the value of our Development Pipeline through development or opportunistic land sales, ground leases, and/or recapitalizations with private investors.

As of the end of the first quarter, we had two multifamily developments under construction in National Landing – 1900 Crystal Drive (808 units) and 2000/2001 South Bell Street (775 units). Since our formation in 2017, we have successfully delivered 2.8 million square feet of mixed-use development, with estimated stabilized yields of 6.5% for multifamily assets and 7.0% for commercial assets.

Over the past year, we advanced the design and entitlement of 100% of our Development Pipeline, over 70% of which is in National Landing. Our 8.6 million square foot Development Pipeline (excluding non-core assets), 84% of

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which is multifamily, includes both a 3.5 million square foot Near-Term Development Pipeline and a 5.1 million square foot Future Development Pipeline. Our Near-Term Development Pipeline comprises what we believe to be the most accretive and strategic development opportunities in our growth pipeline – those which have the potential to commence construction over the next 36 months, subject to receipt of final entitlements, completion of design, and market conditions. Within our Future Development Pipeline, we have fully entitled 0.5 million square feet and are actively advancing design and entitlement on an additional 4.6 million square feet. We believe that advancing entitlement and design of these assets is the best way to maximize optionality and value, either through internal development, land sales, ground lease structures, and/or recapitalizations with third parties.

Our capital allocation strategy is to shift the majority of our portfolio to multifamily and concentrate our office portfolio in National Landing.

We expect our portfolio shift to majority multifamily will occur through a combination of investing in multifamily assets (existing and development) and opportunistically divesting non-core office and land assets. Since our formation, we have sold $2.6 billion of non-core assets and invested $366 million into multifamily acquisitions, $788 million into the development of multifamily assets, and committed an additional $569 million to new assets currently under construction.

Capital Allocation

Our capital allocation strategy is grounded in our primary goal of maximizing long-term net asset value per share growth. This strategy entails two key elements: repositioning our portfolio to concentrate our office in National Landing; and transitioning to a majority multifamily portfolio that continues to expand in high-growth, amenity-rich DC metro submarkets through acquisitions and development. Opportunistic dispositions of income-producing office assets outside of National Landing, as well as the sale, ground lease, or joint venture of non-core land holdings, serve as an important source of NAV-priced capital to fund our strategy.

We set a target to market $1 billion of non-core office and land assets in 2022 and are well on our way to achieving this goal with $845 million closed year-to-date, representing an average capitalization rate of approximately 5.1%. This amount includes three transactions that recently closed in April: (i) a $580 million strategic joint venture with Fortress, encompassing a 1.6 million square foot non-core office and land portfolio (7200 Wisconsin Avenue in Bethesda, MD, 1730 M Street in Washington, DC, RTC West I, II and III in Reston, VA, and Courthouse Plaza I and II in Arlington, VA); (ii) a $228 million sale of the Universal Buildings, two Washington, DC office buildings totaling 660,000 square feet; and (iii) a $60 million sale of a 99-year leasehold interest in a future development asset located in Reston, VA. The sales represent an average capitalization rate of approximately 5.8% on the income-producing office assets and approximately $33 PSF on the 2.5 million square feet of land assets. Proceeds to date have been utilized to deleverage our balance sheet and create capacity for accretive investment opportunities including, where applicable, 1031 exchanges into multifamily acquisitions and development. The $198 million of proceeds from the sale of Pen Place to Amazon, which is expected to close in the second quarter of this year, is not included in these amounts as it was contracted prior to 2021. Barring any significant changes in market conditions, we intend to market at least an additional $400 million in 2022.

This quarter we invested $34 million in ongoing under-construction projects, including 1900 Crystal Drive and 2000/2001 South Bell Street, representing 1,583 new multifamily units developed to an expected 6% yield on cost. As with all of our development projects, these assets have guaranteed maximum price contracts that were priced during the height of the pandemic, which yielded construction costs below 2019 levels and which pre-dated recent inflationary cost increases. With 3,605 units in our Near-Term Development Pipeline, we continue to monitor construction costs and overall market conditions to ensure that we maintain our disciplined capital allocation standards.

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Finally, our capital allocation strategy demands that we seek investment opportunities with the highest potential risk-adjusted returns, which may include share repurchases. When our stock trades at a material discount to NAV, share repurchases are one of the most accretive uses of capital available to us. During the first quarter, we repurchased 3.3 million shares at a weighted average price per share of $27.86, totaling $93.1 million.

Financial and Operating Metrics

For the three months ended March 31, 2022, we reported Core FFO attributable to common shareholders of $42.7 million, or $0.34 per diluted share. Same Store NOI for the quarter increased 12.0% year-over-year to $88.5 million and NOI for our operating portfolio increased by 14.3%. Our operating portfolio ended the quarter at 88.1% leased and 86.0% occupied. Excluding assets sold or recapitalized subsequent to quarter end, Same Store NOI for the quarter increased 14.9% year-over-year, and our operating portfolio ended the quarter at 89.7% leased and 87.8% occupied. For second generation leases, the rental rate mark-to-market was negative 1.1%. As we have previously mentioned, our mark-to-market will vary from quarter-to-quarter depending on the leases signed.

Net Debt/Annualized Adjusted EBITDA would have been 7.6x in Q1 2022 and Net Debt/Total Enterprise Value would have been 30.1%, after adjusting for net proceeds from the sales and recapitalizations which closed subsequent to quarter end, and $198 million of gross proceeds from the sale of Pen Place that is expected to close in Q2 2022.

For more information on our Q1 2022 results as well as adjustments related to dispositions and recapitalizations that occurred subsequent to quarter end, please refer to our Q1 2022 supplemental information package.

Operating Portfolio

Office Trends

Our office portfolio performance remained relatively stable in the first quarter. While we saw sizeable leasing toward the end of last year, tour activity in January and February experienced a modest pull-back in velocity due to the impact of Omicron, as well as typical winter seasonality. Accordingly, we executed 210,000 square feet of leases, 45% of which represented new leasing, and occupancy ended the quarter at 83.3%, up 40 basis points quarter-over-quarter. Additionally, with the sale of our Universal Buildings in April, we successfully relocated one of our anchor credit tenants from the Universal Buildings to another JBG SMITH-owned office asset located in Washington, DC, leveraging our capital recycling transactions for new leasing. Finally, our commercial parking revenue continues to improve as more tenants return to the office, reaching 65% of pre-pandemic levels on an annualized basis.

Heading into the second quarter, we see an upward trend in tour activity, specifically among defense contractors and digital infrastructure-related tenant prospects. Actual and anticipated increases in domestic and foreign defense spending have generated a flurry of contractor and agency activity that bodes well for future appropriations and demand in the years to come. Additionally, our digital infrastructure advancements in National Landing continue to generate a significant amount of inbound interest with a growing list of prospects interested in establishing a presence with access to both the physical and digital amenities we are building. As employers continue to re-open their offices, even under hybrid and flexible schedules, we expect new leasing activity to follow. In today’s hybrid work environment, we believe peak occupancy, which generally occurs on Tuesday, Wednesday, and Thursday, is one of the best barometers in gauging true utilization of office space. Recent Kastle data reported daily physical occupancy in our National Landing portfolio steadily increasing over the last several months, with April achieving peak occupancy days that were 49% of pre-pandemic levels, up 68% since the lows of January.

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Market-Wide Trends (based on JLL Q1 2022 reporting)

The rate of negative net absorption across the DC metro area continued to slow through the first quarter to negative 165,000 square feet, representing a 58% reduction from the negative 395,000 square feet reported for the fourth quarter. With 83% of our commercial portfolio in Northern Virginia, we noted in the fourth quarter that the declining rate of negative net absorption for Northern Virginia could signal that the market has found its bottom. We saw that trend appear to play out as Northern Virginia experienced positive net absorption of 93,000 square feet in the first quarter – its first gains since the start of the pandemic and a stark contrast to DC’s continued losses. We believe that outperformance in Northern Virginia is likely to continue, particularly given the growth potential in the technology and defense sectors which are significant demand drivers in that market. The war in Ukraine has not only driven a significant uptick in United States defense spending off near-historic postwar lows (3.9% of GDP in 2021 based on Federal Reserve data), but has also spurred increases among our European allies, most of whom spent less than 2% of their GDPs on defense in 2021 according to NATO. Additionally, The Pentagon’s FY 2022 budget request included $15 billion in science and technology funds. We believe the increase in defense spending, both at home and abroad, will likely inure to the benefit of Northern Virginia broadly, and National Landing more specifically, as it is located at the intersection of defense and technology.

Multifamily Trends

Even during the customarily slower winter leasing season, we saw demand for our multifamily assets continue to improve. Our portfolio ended the quarter at 91.6% occupied. Excluding our newly delivered asset, 8001 Woodmont, our portfolio ended the quarter at 92.9% occupied. Strong market rent growth has left us with in-place rents 8.5% below asking rents, supporting an embedded growth opportunity from the expiration of several jurisdictional restrictions on rent increases as leases roll to market during our prime summer season. Of note, for March lease expirations, we were able to achieve an increase in renewal rents exceeding 8% while also maintaining an above-average renewal rate across our portfolio. Additionally, there has been a dramatic burn-down in pandemic-related concession packages, with no concessions being offered in many of our key submarkets.

Market-Wide Trends (based on CoStar and Apartment List data)

Our market continues to see rents above pre-pandemic levels. Data from Apartment List show asking rents across the DC metro are up 5.5% from Q1 2020 to Q1 2022 and 13.1% from Q1 2021 to Q1 2022. This strong rent growth, coupled with very high occupancies, signals robust demand in our market against a backdrop of relatively low supply growth. Based on data from CoStar and UrbanTurf, expected average annual deliveries through 2022 and 2023 (7,400 units per year) will be fewer than we saw on average from 2010 through 2019 (over 9,000 units per year). These estimates are based on units currently under construction and do not account for any impact of rising interest rates or construction costs on developers’ ability to start new projects over the next few years.

Environmental, Social, and Governance

In April, we released our annual environmental, social, and governance (ESG) report highlighting our accomplishments, key performance metrics, and our ESG management strategy. This report details all our ESG achievements over the past year, including attaining carbon neutrality across our operating portfolio, deploying $34 million of financing to preserve 459 affordable housing units through the Washington Housing Initiative (WHI) Impact Pool, and strengthening the gender balance and diversity of our Board of Trustees to include four women, including one woman of color. We believe that strong environmental sustainability, social responsibility, and corporate governance practices are essential to maximizing long-term net asset value per share, and we plan to continue to be a market leader in these initiatives. We encourage you to access our annual ESG report by visiting our website at https://www.jbgsmith.com/about/sustainability.

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In March, the WHI Impact Pool provided financing to the Washington Housing Conservancy and Montgomery Housing Partnership for its acquisition of Earle Manor, a 140-unit multifamily asset located in Wheaton, Maryland. With the addition of this asset, the WHI Impact Pool has financed 1,750 affordable housing units across five jurisdictions, including 825 units with Amazon, all of which are managed by JBG SMITH. This satisfies almost 60% of our goal to finance 3,000 units by 2028.

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Volatility continues to be the watchword for today’s world, whether it be work habits, geopolitics, public health, or financial markets. Volatility notwithstanding, we have successfully advanced our most important strategic priorities with no loss of momentum. Our physical and digital transformation of National Landing is well underway, and we are delivering the exact kind of amenity-rich, connected environment consumers and employers will demand in a re-opened world. Amazon, Virginia Tech, and The Pentagon are building existing and new demand tailwinds that we expect to harness for years to come. As we advance the design and entitlement of our growth pipeline to capitalize on these trends, we are pleased to have exceeded our expectations in capital recycling and funding of these exciting opportunities. In the face of volatility, we plan to continue to maximize the opportunities before us and are fortunate to have the financial strength, the team, and the capabilities to do so.

Finally, please look out for our latest investor presentation, which will be posted on our website on May 9th at: https://investors.jbgsmith.com/investor-relations/investor-materials/presentations/default.aspx.

Thank you for your continued trust and confidence.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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# Q1 2022 EARNINGS RELEASE

SECTION TWO

The Wren (Rooftop Pool)

Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Barbat Rodgers

Senior Vice President, Investor Relations

(240) 333-3805

brodgers@jbgsmith.com

JBG SMITH ANNOUNCES FIRST QUARTER 2022 RESULTS

Bethesda, MD (May 3, 2022) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended March 31, 2022 and reported its financial results. Additional information regarding our results of operations, properties and tenants can be found in our First Quarter 2022 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

First Quarter 2022 Highlights

●	For the three months ended March 31, 2022, net loss, Funds From Operations ("FFO") and Core FFO attributable to common shareholders were:

	FIRST QUARTER COMPARISON
in millions, except per share amounts	Three Months Ended
	March 31, 2022		March 31, 2021
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net loss	$-	$-	$(20.7)	$(0.16)
FFO	$51.3	$0.40	$42.3	$0.32
Core FFO	$42.7	$0.34	$49.6	$0.38
●	Annualized Net Operating Income ("NOI") for the three months ended March 31, 2022 was $370.7 million, compared to $345.8 million for the three months ended December 31, 2021, at our share.
●	Same Store NOI ("SSNOI") at our share increased 12.0% year-over-year to $88.5 million for the three months ended March 31, 2022.
o	The increase in SSNOI for the three months ended March 31, 2022 was substantially attributable to (i) higher occupancy and rents, and lower concessions in our multifamily portfolio and (ii) cash basis tenants paying previously deferred rent, a decrease in uncollectible operating lease receivables and an increase in parking revenue in our commercial portfolio.
●	NOI for our operating portfolio increased 14.3% year-over-year to $92.4 million, and Adjusted EBITDA decreased 14.9% year-over-year to $67.9 million for the three months ended March 31, 2022.

Operating Portfolio

●	The operating commercial portfolio was 85.2% leased and 83.3% occupied as of March 31, 2022, compared to 84.9% and 82.9% as of December 31, 2021, at our share.
●	The operating multifamily portfolio was 94.1% leased and 91.6% occupied as of March 31, 2022, compared to 93.6% and 91.8% as of December 31, 2021, at our share. Our multifamily portfolio in-service assets were 95.5% leased and 92.9% occupied as of March 31, 2022, compared to 95.4% and 93.4% as of December 31, 2021, at our share.
●	Executed approximately 210,000 square feet of office leases at our share during the three months ended March 31, 2022, comprising approximately 23,000 square feet of first-generation leases and approximately 187,000 square feet of second-generation leases, which generated a 9.0% rental rate increase on a GAAP basis and a 1.1% rental rate decrease on a cash basis.

Disposition and Recapitalization Activity Subsequent to March 31, 2022

●	On April 1, 2022, we sold the Universal Buildings, commercial assets located in Washington DC, for $228.0 million.
●	On April 13, 2022, we formed an unconsolidated real estate venture with affiliates of Fortress Investment Group LLC ("Fortress") to recapitalize a 1.6 million square foot office portfolio and land parcels valued at $580.0 million comprising four wholly owned commercial assets (7200 Wisconsin Avenue, 1730 M Street, RTC-West/RTC-West Trophy Office/RTC-West Land and Courthouse Plaza 1 and 2), which were classified as assets held for sale as of March 31, 2022. Fortress contributed $131.0 million for a 66.5% interest in the venture. In connection with the transaction, the real estate venture obtained mortgage loans totaling $458.0 million secured by the properties, of which $402.0 million was drawn at closing. We will provide asset management, property management and leasing services to the venture.
●	On April 29, 2022, we sold a 99-year term leasehold interest in a future development asset located in Reston, VA.
●	Excluding assets sold and recapitalized subsequent to March 31, 2022:
o	The operating commercial portfolio would have been 87.0% leased and 85.5% occupied as of March 31, 2022, at our share.
o	SSNOI would have increased 14.9% to $76.8 million for the three months ended March 31, 2022 compared to the three months ended March 31, 2021.
o	Please see adjusted portfolio metrics on page 11 of the Supplemental Information for more information.

Development Portfolio

Under-Construction

●	As of March 31, 2022, we had two multifamily assets under construction consisting of 1,583 units at our share.
●	As previously announced, we commenced construction on 2000 South Bell Street and 2001 South Bell Street ("2000/2001 South Bell Street") in National Landing, a 775-unit multifamily asset.

Near-Term Development Pipeline

●	As of March 31, 2022, we had nine near-term development pipeline assets consisting of 3.9 million square feet of estimated potential development density at our share.
●	Excluding the assets recapitalized after the quarter end, we had eight near-term development pipeline assets consisting of 3.5 million square feet of estimated potential development density at our share.

Future Development Pipeline

●	As of March 31, 2022, we had 20 future development pipeline assets consisting of 10.5 million square feet of estimated potential development density at our share, including the 2.1 million square feet held for sale to Amazon.com, Inc. ("Amazon").
●	Excluding assets recapitalized after quarter end and Pen Place, which is held for sale to Amazon, we had 16 future development pipeline assets consisting of 6.3 million square feet of estimated potential development density at our share.

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended March 31, 2022, revenue from third-party real estate services, including reimbursements, was $24.0 million. Excluding reimbursements and service revenue from our interests in consolidated and unconsolidated real estate ventures, revenue from our third-party asset management and real estate services business was $12.3 million, primarily driven by $6.1 million of property and asset management fees, $3.5 million of development fees, $1.8 million of leasing fees and $0.6 million of other service revenue.

Balance Sheet

●	As of March 31, 2022, our total enterprise value was approximately $6.7 billion, comprising 139.6 million common shares and units valued at $4.1 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.8 billion, less cash and cash equivalents at our share of $207.6 million.
●	As of March 31, 2022, we had $189.1 million of cash and cash equivalents ($207.6 million of cash and cash equivalents at our share), and $699.5 million of capacity under our credit facility.
●	Net debt to annualized Adjusted EBITDA at our share for the three months ended March 31, 2022 was 9.6x and our net debt / total enterprise value was 39.1% as of March 31, 2022. Net debt to annualized Adjusted EBITDA for the three months ended March 31, 2022 would have been 7.6x and our net debt / total enterprise value would have been 30.1% as of March 31, 2022, after adjusting for net proceeds from the sales and recapitalizations which closed subsequent to quarter end, and $198.0 million of gross proceeds from the sale of Pen Place that is expected to close in Q2 2022.

Investing and Financing Activities

●	In January 2022, one of our unconsolidated real ventures sold various assets for $15.4 million at our share.
●	In January 2022, we sold investments in equity securities for $17.8 million, resulting in a realized gain of $13.9 million.
●	As previously announced, effective as of January 14, 2022, the Tranche A-1 Term Loan was amended to extend the maturity date to January 2025 with two one-year extension options, and to amend the leverage-based pricing grid to Secured Overnight Financing Rate plus 1.15%, based upon our current leverage level.
●	We repurchased and retired 3.3 million common shares for $93.1 million, a weighted average purchase price per share of $27.86.

Subsequent to March 31, 2022:

●	We repurchased and retired 707,000 common shares for $19.4 million, a weighted average purchase price per share of $27.39.
●	We repaid $210.0 million on our revolving credit facility.

Dividends

●	On April 29, 2022, our Board of Trustees declared a quarterly dividend of $0.225 per common share, payable on May 27, 2022 to shareholders of record as of May 13, 2022.

About JBG SMITH

JBG SMITH owns, operates, invests in and develops a dynamic portfolio of mixed-use properties in the high growth and high barrier-to-entry submarkets in and around Washington, DC. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Over half of JBG SMITH’s holdings are in the National Landing submarket in Northern Virginia, where it serves as the developer for Amazon’s new headquarters, and where Virginia Tech’s $1 billion Innovation Campus is under construction. JBG SMITH's portfolio currently comprises 17.9 million square feet of high-growth office, multifamily and retail assets at share, 99% of which are metro-served. It also maintains a development pipeline encompassing 14.4 million square feet of mixed-use development opportunities. JBG SMITH is committed to the operation and development of green, smart, and healthy buildings and plans to maintain carbon neutral operations annually. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this earnings release. One of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the current pandemic of the novel coronavirus, or COVID-19, and the ensuing economic turmoil on the Company, our financial condition, results of operations, cash flows, performance, our tenants, the real estate market, and the global economy and financial markets. The extent to which COVID-19 continues to impact us and our tenants depends on future developments, many of which are highly uncertain and cannot be predicted with confidence. These developments include: the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States, the duration of associated immunity and vaccine efficacy against variants of COVID-19, the extent and effectiveness of other containment measures taken, and the response of the overall economy, the financial markets and the population (including the potential effects of inflation), particularly in areas in which we operate, and whether the residential market in the Washington, DC area and any of our properties will be materially impacted by the various moratoriums on residential evictions, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, NOI, SSNOI, net asset value, share price, occupancy rates, revenue from our multifamily and commercial portfolios, operating costs, deferrals of rent, uncollectible operating lease receivables, parking revenue, and burn-off of rent abatement; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; whether the Washington, DC area will be more resilient than other parts of the country in any recession resulting from COVID-19; whether we will recognize currently estimated unrecognized development fee revenue on the anticipated timing or at all; our annual dividend per share and dividend yield; whether in the case of our under-construction and near-term development pipeline assets, estimated square feet, estimated number of units and in the case of our future development pipeline assets, estimated potential development density are accurate; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and educational improvements related to Amazon's additional headquarters and the Virginia Tech Innovation Campus; the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon's additional headquarters on the DC area and National Landing and the speed with which such impact occurs and Amazon’s plans for accelerated hiring and in-person work requirements; the impact of our role as the developer, property manager and retail leasing agent in connection with Amazon's new headquarters; our development plans related to National Landing; our ability to satisfy environmental, social or governance standards set by various constituencies; whether we can access agency debt secured by our currently unencumbered multifamily assets timely, on reasonable terms or at all; whether our contemplated like-kind exchange of The Batley will occur; whether our sale of Pen Place will generate the amount of proceeds anticipated; and whether the allocation of capital to our share repurchase plan has any impact on our share price.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Disposition and Recapitalization Activity Subsequent to March 31, 2022 – Adjustment of Calculations

On April 1, 2022, we sold the Universal Buildings, commercial assets located in Washington DC, for $228.0 million.

On April 13, 2022, we formed an unconsolidated real estate venture with affiliates of Fortress Investment Group LLC ("Fortress") to recapitalize a 1.6 million square foot office portfolio and land parcels valued at $580.0 million comprising four wholly owned commercial assets (7200 Wisconsin Avenue, 1730 M Street, RTC-West/RTC-West Trophy Office/RTC-West Land and Courthouse Plaza 1 and 2), which were classified as assets held for sale as of March 31, 2022. Fortress contributed $131.0 million for a 66.5% interest in the venture. In connection with the transaction, the real estate venture obtained mortgage loans totaling $458.0 million secured by the properties, of which $402.0 million was drawn at closing. We will provide asset management, property management and leasing services to the venture.
Because our interest in the venture is subordinated to a 15% preferred return to Fortress, we do not anticipate receiving any near-term cash flow distributions from it. Where noted and going forward, these assets will be excluded from the occupancy, non-GAAP financial measures and leverage metrics presented in our investor package.

On April 29, 2022, we sold a 99-year term leasehold interest in a future development asset located in Reston, VA.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds and share-based compensation expense related to the Formation

Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gains (or losses) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI") and "Annualized NOI" are non-GAAP financial measures management uses to assess a segment's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended March 31, 2022 multiplied by four. Due to seasonality in the hospitality business, Annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of March 31, 2022. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

"Non-Same Store" refers to all operating assets excluded from the same store pool.

"Same Store" refers to the pool of assets that were in-service for the entirety of both periods being compared, which excludes assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

Definitions

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of March 31, 2022. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"Future Development Pipeline" refers to assets that are development opportunities on which we do not intend to commence construction within the next three years where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"GAAP" refers to accounting principles generally accepted in the United States of America.

"In-Service" refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2022.

"Near-Term Development Pipeline" refers to select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses.

"Under-Construction" refers to assets that were under construction during the three months ended March 31, 2022.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	March 31, 2022	December 31, 2021

ASSETS
Real estate, at cost:
Land and improvements	$1,212,501	$1,378,218
Buildings and improvements	3,968,601	4,513,606
Construction in progress, including land	348,523	344,652
	5,529,625	6,236,476
Less: accumulated depreciation	(1,216,402)	(1,368,003)
Real estate, net	4,313,223	4,868,473
Cash and cash equivalents	189,140	264,356
Restricted cash	30,073	37,739
Tenant and other receivables	45,702	44,496
Deferred rent receivable	151,024	192,265
Investments in unconsolidated real estate ventures	461,444	462,885
Intangible assets, net	162,139	201,956
Other assets, net	71,385	240,160
Assets held for sale	891,750	73,876
TOTAL ASSETS	$6,315,880	$6,386,206

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,613,082	$1,777,699
Revolving credit facility	300,000	300,000
Unsecured term loans, net	398,332	398,664
Accounts payable and accrued expenses	108,436	106,136
Other liabilities, net	106,929	342,565
Liabilities related to assets held for sale	368,006	—
Total liabilities	2,894,785	2,925,064
Commitments and contingencies
Redeemable noncontrolling interests	546,049	522,725
Total equity	2,875,046	2,938,417
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,315,880	$6,386,206

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2022	2021
REVENUE
Property rental	$131,598	$122,241
Third-party real estate services, including reimbursements	23,970	38,107
Other revenue	6,397	4,941
Total revenue	161,965	165,289
EXPENSES
Depreciation and amortization	58,062	64,726
Property operating	40,644	34,731
Real estate taxes	18,186	18,310
General and administrative:
Corporate and other	15,815	12,475
Third-party real estate services	27,049	28,936
Share-based compensation related to Formation Transaction and special equity awards	2,244	4,945
Transaction and other costs	899	3,690
Total expenses	162,899	167,813
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	3,145	(943)
Interest and other income, net	14,246	9
Interest expense	(16,278)	(16,296)
Loss on the sale of real estate	(136)	—
Loss on the extinguishment of debt	(591)	—
Total other income (expense)	386	(17,230)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(548)	(19,754)
Income tax (expense) benefit	471	(4,315)
NET LOSS	(77)	(24,069)
Net (income) loss attributable to redeemable noncontrolling interests	(10)	2,230
Net loss attributable to noncontrolling interests	55	1,108
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(32)	$(20,731)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$—	$(0.16)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	126,682	131,540

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2022		2021

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(77)		$(24,069)
Depreciation and amortization expense	58,062		64,726
Interest expense	16,278		16,296
Income tax expense (benefit)	(471)		4,315
Unconsolidated real estate ventures allocated share of above adjustments	9,829		10,164
EBITDA attributable to noncontrolling interests	(26)		1,071
EBITDA	$83,595		$72,503
Loss on the sale of real estate	136		—
Gain on the sale of unconsolidated real estate assets	(5,243)		—

EBITDAre	$78,488		$72,503
Transaction and other costs (1)	865		2,582
Income from investments, net	(14,071)		—
Loss on the extinguishment of debt	591		—
Share-based compensation related to Formation Transaction and special equity awards	2,244		4,945
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(441)		(330)
Unconsolidated real estate ventures allocated share of above adjustments	204		31

Adjusted EBITDA	$67,880		$79,731

Net Debt to Annualized Adjusted EBITDA (2)	9.6	x	6.8	x

	March 31, 2022		March 31, 2021
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (3)	$2,464,640		$1,979,208
Unconsolidated indebtedness (3)	362,861		401,389
Total consolidated and unconsolidated indebtedness	2,827,501		2,380,597
Less: cash and cash equivalents	207,568		223,142
Net Debt (at JBG SMITH Share)	$2,619,933		$2,157,455

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units").

(1)	Includes demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the three months ended March 31, 2022 and 2021, excludes $34,000 and $1.1 million of transaction costs attributable to noncontrolling interests.
(2)	Calculated using the Net Debt below. Quarterly Adjusted EBITDA is annualized by multiplying by four. Net debt to annualized Adjusted EBITDA for the three months ended March 31, 2022 would have been 7.6x after adjusting for net proceeds from the sales and recapitalizations which closed subsequent to quarter end, and $198.0 million of gross proceeds from the sale of Pen Place that is expected to close in the second quarter of 2022.
(3)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2022	2021

FFO and Core FFO
Net loss attributable to common shareholders	$(32)	$(20,731)
Net income (loss) attributable to redeemable noncontrolling interests	10	(2,230)
Net loss attributable to noncontrolling interests	(55)	(1,108)
Net loss	(77)	(24,069)
Loss on the sale of real estate	136	—
Gain on the sale of unconsolidated real estate assets	(5,243)	—
Real estate depreciation and amortization	55,517	62,500
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	6,870	7,311
FFO attributable to noncontrolling interests	(26)	1,071
FFO Attributable to OP Units	$57,177	$46,813
FFO attributable to redeemable noncontrolling interests	(5,877)	(4,485)
FFO Attributable to Common Shareholders	$51,300	$42,328

FFO attributable to OP Units	$57,177	$46,813
Transaction and other costs, net of tax (1)	843	2,552
Income from investments, net	(10,538)	—
Gain from mark-to-market on derivative instruments	(3,367)	(133)
Loss on the extinguishment of debt	591	—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(441)	(330)
Share-based compensation related to Formation Transaction and special equity awards	2,244	4,945
Amortization of management contracts intangible, net of tax	1,105	1,072
Unconsolidated real estate ventures allocated share of above adjustments	(48)	(10)
Core FFO Attributable to OP Units	$47,566	$54,909
Core FFO attributable to redeemable noncontrolling interests	(4,889)	(5,260)
Core FFO Attributable to Common Shareholders	$42,677	$49,649
FFO per common share - diluted	$0.40	$0.32
Core FFO per common share - diluted	$0.34	$0.38
Weighted average shares - diluted (FFO and Core FFO)	126,688	131,542

See footnotes on page 16.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2022	2021

FAD
Core FFO attributable to OP Units	$47,566	$54,909
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (2)	(13,702)	(10,431)
Straight-line and other rent adjustments (3)	(1,791)	(4,765)
Third-party lease liability assumption payments	—	(678)
Share-based compensation expense	10,493	8,070
Amortization of debt issuance costs	1,176	1,105
Unconsolidated real estate ventures allocated share of above adjustments	(648)	(1,326)
Non-real estate depreciation and amortization	1,068	750
FAD available to OP Units (A)	$44,162	$47,634
Distributions to common shareholders and unitholders (B)	$32,603	$35,435
FAD Payout Ratio (B÷A) (4)	73.8%	74.4%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,820	$3,926
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	82	47
Second-generation tenant improvements and leasing commissions	8,594	6,064
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	206	394
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	13,702	10,431
Non-recurring capital expenditures	12,810	2,836
Share of non-recurring capital expenditures from unconsolidated real estate ventures	12	51
First-generation tenant improvements and leasing commissions	4,450	835
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	473	1,192
Non-recurring capital expenditures	17,745	4,914
Total JBG SMITH Share of Capital Expenditures	$31,447	$15,345

(1)	Includes demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the three months ended March 31, 2022 and 2021, excludes $34,000 and $1.1 million of transaction costs attributable to noncontrolling interests.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2022	2021

Net loss attributable to common shareholders	$(32)	$(20,731)
Add:
Depreciation and amortization expense	58,062	64,726
General and administrative expense:
Corporate and other	15,815	12,475
Third-party real estate services	27,049	28,936
Share-based compensation related to Formation Transaction and special equity awards	2,244	4,945
Transaction and other costs	899	3,690
Interest expense	16,278	16,296
Loss on the extinguishment of debt	591	—
Income tax expense (benefit)	(471)	4,315
Net income (loss) attributable to redeemable noncontrolling interests	10	(2,230)
Net loss attributable to noncontrolling interests	(55)	(1,108)
Less:
Third-party real estate services, including reimbursements revenue	23,970	38,107
Other revenue	2,196	2,186
Income (loss) from unconsolidated real estate ventures, net	3,145	(943)
Interest and other income, net	14,246	9
Loss on the sale of real estate	(136)	—

Consolidated NOI	76,969	71,955
NOI attributable to unconsolidated real estate ventures at our share	6,967	7,512
Non-cash rent adjustments (1)	(1,791)	(4,765)
Other adjustments (2)	8,760	4,738
Total adjustments	13,936	7,485
NOI	$90,905	$79,440
Less: out-of-service NOI loss (3)	(1,448)	(1,361)
Operating Portfolio NOI	$92,353	$80,801
Non-Same Store NOI (4)	3,814	1,767
Same Store NOI (5)	$88,539	$79,034

Change in Same Store NOI	12.0%
Number of properties in Same Store pool	59

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets, and Near-Term and Future Development Pipelines.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

# Q1 2022 SUPPLEMENTAL INFORMATION

SECTION THREE

901 W Street

Central District Retail (Rendering)

CVS
pharmacy
PASTRY and COFFEE
1550
amazon fr
FDC

JBG SMITH

# SUPPLEMENTAL INFORMATION | Q1 2022

SEP
TABLE OF CONTENTS	MARCH 31, 2022

DISCLOSURES	MARCH 31, 2022

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this Investor Package. One of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the current pandemic of the novel coronavirus, or COVID-19, and the ensuing economic turmoil on the Company, our financial condition, results of operations, cash flows, performance, our tenants, the real estate market, and the global economy and financial markets. The extent to which COVID-19 continues to impact us and our tenants depends on future developments, many of which are highly uncertain and cannot be predicted with confidence. These developments include: the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States, the duration of associated immunity and vaccine efficacy against variants of COVID-19, the extent and effectiveness of other containment measures taken, and the response of the overall economy, the financial markets and the population (including the potential effects of inflation), particularly in areas in which we operate, and whether the residential market in the Washington, DC area and any of our properties will be materially impacted by the various moratoriums on residential evictions, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, Net Operating Income, Same Store Net Operating Income, net asset value, share price, liquidity, occupancy rates, property rental revenue, operating costs, deferrals of rent, uncollectible operating lease receivables, parking revenue, burn-off of rent abatement, construction costs, the timing of disposition of assets in the JBG Legacy Funds, demand for new office space and potential bias of multifamily leasing to renewals; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential Net Operating Income growth and the assumptions on which such growth is premised, our estimated future leverage (Net Debt/Annualized Adjusted EBITDA and Net Debt/Total Enterprise Value) profile, the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon.com, Inc.’s ("Amazon") additional headquarters on the Washington, DC metropolitan area and National Landing and the speed with which such impact occurs and Amazon’s plans for accelerated hiring and in-person work requirements; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether the Washington, DC area will be more resilient than other parts of the country in any recession resulting from COVID-19; whether we will recognize currently estimated unrecognized development fee revenue on the anticipated timing or at all; potential countercyclical growth caused by the concentration in the Washington, DC area of Amazon, the federal government, government contractors, and the Virginia Tech Innovation campus; the economic impact of DC's diversification into technology; our anticipated acquisitions and dispositions and the ability to identify associated like-kind exchanges; our annual dividend per share and dividend yield; annualized Net Operating Income; adjusted annualized Net Operating Income; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and educational improvements related to Amazon's additional headquarters; the impact of our role as the developer, property manager and retail leasing agent in connection with Amazon's new headquarters; our development plans related to National Landing; the impact on our net asset value of the Amazon transactions; in the case of any further Amazon lease transactions and our new development opportunities in National Landing, the total square feet to be leased to Amazon and the expected net effective rent; the impact of increases in government spending on increases in agency and contractor spending locally; whether we can access agency debt secured by our currently unencumbered multifamily assets timely, on reasonable terms or at all; whether our contemplated like-kind exchange of The Batley will occur; whether our sale of Pen Place will generate the amount of proceeds anticipated; whether The Batley will generate the annualized NOI anticipated; whether we will succeed in our contemplated recycling of disposition proceeds into acquisitions yielding the anticipated stabilized capitalization rates; whether we are able to renew at or above our historical retention rates on rolling leases; whether the allocation of capital to our share repurchase plan has any impact on our share price; whether our rent estimates are accurate; whether in the case of our Under-Construction and Near-Term Development Pipeline assets, estimated square feet, estimated number of units, estimated construction start, occupancy stabilization dates, the estimated completion date, estimated stabilization date, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield, weighted average Projected NOI Yield, NOI yield or Estimated Total Project Cost, estimated total NOI weighted average completion date, weighted average stabilization date, intended type of asset use and potential tenants, Estimated Potential Development Density, and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; our ability to satisfy environmental, social or governance standards set by various constituencies; whether our plans related to our investment in 5G wireless spectrum across National Landing will be a significant demand catalyst; whether the anticipated placemaking in National Landing will be realized; whether Amazon will have a similar growth impact on National Landing as in Seattle; whether Seattle’s South Lake Union region pre-pandemic will prove to be an appropriate comparison to National Landing post-pandemic including respective resident preferences regarding housing, office location and commuting; whether we will be able to successfully shift the majority of our portfolio to multifamily and concentrate our office portfolio in National Landing, and in the case of our Future Development Pipeline opportunities, estimated commercial SF/multifamily

DISCLOSURES	MARCH 31, 2022

units to be replaced, estimated remaining acquisition cost, estimated capitalized cost, Estimated Total Investment, Estimated Potential Development Density and the potential for delays in the entitlement process.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Organization and Basis of Presentation

JBG SMITH Properties ("JBG SMITH") was organized as a Maryland real estate investment trust ("REIT") for the purpose of receiving, via the spin-off on July 17, 2017 (the "Separation"), substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment. On July 18, 2017, JBG SMITH acquired the management business and certain assets and liabilities of The JBG Companies ("JBG") (the "Combination"). The Separation and the Combination are collectively referred to as the "Formation Transaction."

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Disposition and Recapitalization Activity Subsequent to March 31, 2022 – Adjustment of Calculations

On April 1, 2022, we sold the Universal Buildings, commercial assets located in Washington DC, for $228.0 million.

On April 13, 2022, we formed an unconsolidated real estate venture with affiliates of Fortress Investment Group LLC ("Fortress") to recapitalize a 1.6 million square foot office portfolio and land parcels valued at $580.0 million comprising four wholly owned commercial assets (7200 Wisconsin Avenue, 1730 M Street, RTC-West/RTC-West Trophy Office/RTC-West Land and Courthouse Plaza 1 and 2), which were classified as assets held for sale as of March 31, 2022. Fortress contributed $131.0 million for a 66.5% interest in the venture. In connection

DISCLOSURES	MARCH 31, 2022

with the transaction, the real estate venture obtained mortgage loans totaling $458.0 million secured by the properties, of which $402.0 million was drawn at closing. We will provide asset management, property management and leasing services to the venture. Because our interest in the venture is subordinated to a 15% preferred return to Fortress, we do not anticipate receiving any near-term cash flow distributions from it. Where noted and going forward, these assets will be excluded from the occupancy, non-GAAP financial measures and leverage metrics presented in our investor package.

On April 29, 2022, we sold a 99-year term leasehold interest in a future development asset located in Reston, VA.

Definitions

See pages 50-54 for definitions of terms used in this Investor Package.

Information herein with respect to the proposed transactions with Amazon is based on executed leases and a purchase and sale agreement between us and Amazon. Closing under this agreement is subject to customary closing conditions.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Net Debt
●	Pro Rata Adjusted General and Administrative Expenses

COMPANY PROFILE	MARCH 31, 2022 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of March 31, 2022

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
David P. Paul	President and Chief Operating Officer	Indicated annual dividend per share	$0.90
M. Moina Banerjee	Chief Financial Officer	Dividend yield	3.1%
Kevin P. Reynolds	Chief Development Officer
George L. Xanders	Chief Investment Officer	Total Enterprise Value (dollars in billions, except share price)
Steven A. Museles	Chief Legal Officer	Common share price	$29.22
		Common shares and common limited partnership units ("OP Units") outstanding (in millions) (1)	139.59
		Total market capitalization	$4.08
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.83
		Less: cash and cash equivalents at JBG SMITH Share	(0.21)
		Net Debt	$2.62
		Total Enterprise Value	$6.70

		Net Debt / Total Enterprise Value	39.1%

(1)	Includes certain fully-vested incentive equity awards that are convertible into OP Units.

FINANCIAL HIGHLIGHTS	MARCH 31, 2022 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended
	March 31, 2022

Summary Financial Results
Total revenue	$161,965
Net income attributable to common shareholders	$(32)
Per diluted common share	$-
Operating portfolio NOI	$92,353
FFO (1)	$57,177
Per OP Unit	$0.40
Core FFO (1)	$47,566
Per OP Unit	$0.34
FAD (1)	$44,162
FAD payout ratio	73.8%
EBITDA (1)	$83,595
EBITDAre (1)	$78,488
Adjusted EBITDA (1)	$67,880
Net Debt / total enterprise value	39.1%
Net Debt / total enterprise value, adjusted (2)	30.1%
Net Debt to annualized Adjusted EBITDA	9.6	x
Net Debt to annualized Adjusted EBITDA, adjusted (2)	7.6	x

	March 31, 2022

Debt Summary and Key Ratios (at JBG SMITH Share)
Total consolidated indebtedness (3)	$2,464,640
Total consolidated and unconsolidated indebtedness (3)	$2,827,501
Weighted average interest rates:
Variable rate debt (4)	2.28%
Fixed rate debt	3.83%
Total debt	3.05%
Cash and cash equivalents	$207,568

(1)	Attributable to OP Units, which include units owned by JBG SMITH.
(2)	Net Debt to total enterprise value would have been 30.1% as of March 31, 2022, and Net Debt to annualized Adjusted EBITDA would have been 7.6x for the three months ended March 31, 2022, after adjusting for net proceeds from the sales and recapitalizations which closed subsequent to quarter end, and $198.0 million of gross proceeds from the sale of Pen Place that is expected close in Q2 2022.
(3)	Net of premium/discount and deferred financing costs.
(4)	For floating rate loans with interest rate caps, the weighted average cap strike is 2.51% for consolidated debt, and 2.70% for all debt. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

FINANCIAL HIGHLIGHTS – TRENDS	MARCH 31, 2022 (Unaudited)

Financial Highlights - Trends

Three Months Ended
dollars in thousands, except per share data, at JBG SMITH Share	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Commercial NOI (1)	$64,919	$62,300	$61,889	$63,849	$62,537
Multifamily NOI	26,887	24,061	19,107	18,644	17,775
Other NOI (1)	547	475	496	485	489
Operating portfolio NOI	$92,353	$86,836	$81,492	$82,978	$80,801
Total Annualized NOI	$370,691	$345,763	$324,001	$330,682	$322,241

Net income (loss) attributable to common shareholders	$(32)	$(56,446)	$893	$(2,973)	$(20,731)
Per diluted common share	$—	$(0.45)	$—	$(0.03)	$(0.16)
FFO (2)	$57,177	$47,924	$40,734	$41,914	$46,813
Per OP Unit	$0.40	$0.33	$0.27	$0.29	$0.32
Core FFO (2)	$47,566	$44,943	$48,083	$49,629	$54,909
Per OP Unit	$0.34	$0.31	$0.32	$0.34	$0.38
FAD (2)	$44,162	$30,453	$39,992	$42,147	$47,634
FAD payout ratio	73.8%	108.8%	84.2%	79.5%	74.4%
EBITDA (2)	$83,595	$21,744	$85,275	$80,668	$72,503
EBITDAre (2)	$78,488	$70,771	$63,518	$64,189	$72,503
Adjusted EBITDA (2)	$67,880	$66,169	$69,799	$70,817	$79,731
Net Debt / total enterprise value (3)	39.1%	38.5%	34.3%	32.1%	31.9%
Net Debt to annualized Adjusted EBITDA (3)	9.6	x	9.6	x	7.9	x	7.6	x	6.8	x

Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021

Number of Operating Assets
Commercial (1)	41	41	41	42	41
Multifamily	20	22	21	21	21
Other (1)	1	1	1	1	1
Total	62	64	63	64	63

Operating Portfolio % Leased
Commercial (4)	85.2%	84.9%	84.9%	85.9%	87.3%
Multifamily (5)	94.1%	93.6%	94.0%	92.8%	91.5%
Weighted Average	88.1%	87.7%	87.7%	88.0%	88.6%

Operating Portfolio % Occupied (5)
Commercial (4)	83.3%	82.9%	82.6%	84.4%	86.9%
Multifamily (5)	91.6%	91.8%	92.4%	88.7%	86.6%
Weighted Average	86.0%	85.8%	85.7%	85.7%	86.8%

See footnotes on page 9.

FINANCIAL HIGHLIGHTS – TRENDS	MARCH 31, 2022 (Unaudited)

Footnotes

Note: See appendices for reconciliations of non-GAAP financial measures to their respective comparable GAAP financial measures.

(1)	1700 M Street was reclassified from the operating commercial portfolio to the operating other portfolio during Q1 2022. See footnote (7) on page 23 for more information.
(2)	Attributable to OP Units, which include units owned by JBG SMITH.
(3)	Net Debt to total enterprise value would have been 30.1% as of March 31, 2022, and Net Debt to Annualized Adjusted EBITDA would have been 7.6x in Q1 2022, after adjusting for net proceeds from the sales and recapitalizations which closed subsequent to quarter end, and $198.0 million of gross proceeds from the sale of Pen Place that is expected to close in Q2 2022.
(4)	Crystal City Marriott is excluded from the Percent Leased and the Percent Occupied metrics.
(5)	Includes Recently Delivered assets. In-Service assets were 95.5% leased and 92.9% occupied as of Q1 2022, 95.4% leased and 93.4% occupied as of Q4 2021, 96.3% leased and 94.5% occupied as of Q3 2021, 96.4% leased and 92.7% occupied as of Q2 2021, and 92.9% leased and 89.2% occupied as of Q1 2021. 2221 S. Clark Street - Residential and 900 W Street are excluded from the Percent Leased and the Percent Occupied metrics as they are operated as short-term rental properties.
(6)	Percent Occupied excludes occupied retail SF.

PORTFOLIO OVERVIEW	MARCH 31, 2022 (Unaudited)

Portfolio Overview

		100% Share	At JBG SMITH Share
							Annualized Rent
						Annualized	per Square Foot/
	Number of	Square Feet/	Square Feet/	%		Rent	Monthly Rent	Annualized NOI
	Assets	Units	Units	Leased	% Occupied (1)	(in thousands)	Per Unit (2)	(in thousands)

Operating
Commercial (3)
National Landing	23	7,338,357	7,062,478	87.1%	86.5%	$255,552	$44.36	$171,003
Other VA	6	2,159,986	1,501,819	87.8%	86.5%	58,281	46.47	38,276
DC	9	2,760,491	1,924,674	75.7%	69.4%	78,847	57.92	33,176
MD	3	784,247	784,247	86.2%	81.8%	33,463	49.86	18,500
Commercial - total / weighted average	41	13,043,081	11,273,218	85.2%	83.3%	$426,143	$46.99	$260,955
Multifamily (4)
National Landing	4	2,856	2,856	96.5%	94.3%	$62,722	$2,043	$42,260
DC	12	3,743	3,041	94.1%	90.9%	86,290	2,337	59,600
MD	3	794	444	99.3%	98.2%	8,288	1,571	5,800
In-Service	19	7,393	6,341	95.5%	92.9%	157,300	2,146	107,660
Recently Delivered	1	322	161	56.0%	41.0%	2,701	2,766	(112)
Multifamily – total / weighted average	20	7,715	6,502	94.1%	91.6%	$160,001	$2,154	$107,548

Other (5)	1	—	—	—	—	—	—	2,188

Operating - Total / Weighted Average	62	13,043,081 SF/ 7,715 Units	11,273,218 SF/ 6,502 Units	88.1%	86.0%	$586,144	$46.99 per SF/ $2,154 per unit	$370,691

Development (6)

Under-Construction	2	1,583 Units	1,583 Units

Near-Term Development	9	4,138,300	3,928,700

Future Development	20	13,022,400	10,496,300

(1)	Percent Occupied excludes retail SF.
(2)	For commercial assets, represents annualized office rent divided by occupied office SF; annualized retail rent and retail SF are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of office tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(3)	Crystal City Marriott is excluded from Percent Leased, Percent Occupied, Annualized Rent and Annualized Rent per Square Foot metrics.
(4)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent and Monthly Rent Per Unit metrics.
(5)	1700 M Street (for which we are the ground lessor) is excluded from Percent Leased, Percent Occupied, Annualized Rent and Annualized Rent per Square Foot metrics. See footnote (7) on page 23 for more information.
(6)	Refer to pages 41- 43 for detail on Under-Construction assets, and Near-Term and Future Development Pipelines.

PORTFOLIO OVERVIEW, ADJUSTED	MARCH 31, 2022 (Unaudited)

		100% Share	At JBG SMITH Share
							Annualized Rent
						Annualized	per Square Foot/
	Number of	Square Feet/	Square Feet/	%		Rent	Monthly Rent	Annualized NOI
	Assets	Units	Units	Leased	% Occupied (1)	(in thousands)	Per Unit (2)	(in thousands)

Operating
Commercial (3)
National Landing	23	7,338,357	7,062,478	87.1%	86.5%	$255,552	$44.36	$171,003
Other VA	4	1,057,085	398,918	95.0%	95.3%	18,809	53.10	12,248
DC	7	1,896,192	1,060,375	80.6%	72.2%	46,373	61.45	16,896
MD	2	513,430	513,430	93.4%	92.2%	26,344	53.48	14,072
Commercial - total / weighted average	36	10,805,064	9,035,201	87.0%	85.5%	$347,078	$47.07	$214,219
Multifamily (4)
National Landing	4	2,856	2,856	96.5%	94.3%	$62,722	$2,043	$42,260
DC	12	3,743	3,041	94.1%	90.9%	86,290	2,337	59,600
MD	3	794	444	99.3%	98.2%	8,288	1,571	5,656
In-Service	19	7,393	6,341	95.5%	92.9%	157,300	2,146	107,516
Recently Delivered	1	322	161	56.0%	41.0%	2,701	2,766	(112)
Multifamily – total / weighted average	20	7,715	6,502	94.1%	91.6%	$160,001	$2,154	$107,404

Other (5)	1	—	—	—	—	—	—	2,188

Operating - Total / Weighted Average	57	10,805,064 SF/ 7,715 Units	9,035,201 SF/ 6,502 Units	89.7%	87.8%	$507,079	$47.07 per SF/ $2,154 per unit	$323,811

Development (6)

Under-Construction	2	1,583 Units	1,583 Units

Near-Term Development	8	3,532,700	3,532,700

Future Development	16	8,799,800	6,273,700

Note: Adjusted to exclude assets sold and recapitalized subsequent to quarter end, and Pen Place, which is held for sale to Amazon.

See footnotes on page 10.

CONDENSED CONSOLIDATED BALANCE SHEETS	MARCH 31, 2022 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	March 31, 2022	December 31, 2021

ASSETS
Real estate, at cost:
Land and improvements	$1,212,501	$1,378,218
Buildings and improvements	3,968,601	4,513,606
Construction in progress, including land	348,523	344,652
	5,529,625	6,236,476
Less: accumulated depreciation	(1,216,402)	(1,368,003)
Real estate, net	4,313,223	4,868,473
Cash and cash equivalents	189,140	264,356
Restricted cash	30,073	37,739
Tenant and other receivables	45,702	44,496
Deferred rent receivable	151,024	192,265
Investments in unconsolidated real estate ventures	461,444	462,885
Intangible assets, net	162,139	201,956
Other assets, net	71,385	240,160
Assets held for sale	891,750	73,876
TOTAL ASSETS	$6,315,880	$6,386,206

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,613,082	$1,777,699
Revolving credit facility	300,000	300,000
Unsecured term loans, net	398,332	398,664
Accounts payable and accrued expenses	108,436	106,136
Other liabilities, net	106,929	342,565
Liabilities related to assets held for sale	368,006	—
Total liabilities	2,894,785	2,925,064
Commitments and contingencies
Redeemable noncontrolling interests	546,049	522,725
Total equity	2,875,046	2,938,417
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,315,880	$6,386,206

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	MARCH 31, 2022 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended March 31,
	2022	2021
REVENUE
Property rental	$131,598	$122,241
Third-party real estate services, including reimbursements	23,970	38,107
Other revenue	6,397	4,941
Total revenue	161,965	165,289
EXPENSES
Depreciation and amortization	58,062	64,726
Property operating	40,644	34,731
Real estate taxes	18,186	18,310
General and administrative:
Corporate and other	15,815	12,475
Third-party real estate services	27,049	28,936
Share-based compensation related to Formation Transaction and special equity awards	2,244	4,945
Transaction and Other Costs	899	3,690
Total expenses	162,899	167,813
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	3,145	(943)
Interest and other income, net	14,246	9
Interest expense	(16,278)	(16,296)
Loss on the sale of real estate	(136)	—
Loss on the extinguishment of debt	(591)	—
Total other income (expense)	386	(17,230)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(548)	(19,754)
Income tax (expense) benefit	471	(4,315)
NET LOSS	(77)	(24,069)
Net (income) loss attributable to redeemable noncontrolling interests	(10)	2,230
Net loss attributable to noncontrolling interests	55	1,108
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(32)	$(20,731)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$—	$(0.16)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	126,682	131,540

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2022 (Unaudited)

nconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
BALANCE SHEET INFORMATION	March 31, 2022

Total real estate, at cost	$802,109
Less: accumulated depreciation	(55,242)
Real estate, net	746,867
Cash and cash equivalents	18,490
Other assets, net	83,586
Total assets	$848,943
Borrowings, net	$362,861
Other liabilities, net	42,261
Total liabilities	$405,122

Three Months Ended
OPERATING INFORMATION	March 31, 2022
Total revenue	$15,166
Expenses:
Depreciation and amortization	6,734
Property operating	5,426
Real estate taxes	2,504
Total expenses	14,664
Other income (expense):
Interest expense	(2,959)
Gain on the sale of real estate	5,243
Loss on the extinguishment of debt	(130)
Interest and other income, net	2

Net income	$2,658
Earnings and distributions in excess of our investment in unconsolidated real estate venture	441
Other	46
Income from unconsolidated real estate ventures, net	$3,145

OTHER TANGIBLE ASSETS AND LIABILITIES	MARCH 31, 2022 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	March 31, 2022

Other Tangible Assets, Net (1) (2)
Restricted cash	$39,019
Tenant and other receivables, net	47,674
Other assets, net	81,392
Total Other Tangible Assets, Net	$168,085

Other Tangible Liabilities, Net (2) (3)
Accounts payable and accrued liabilities	$122,417
Other liabilities, net	114,587
Total Other Tangible Liabilities, Net	$237,004

(1)	Excludes cash and cash equivalents.
(2)	Excludes assets held for sale.
(3)	Excludes liabilities related to assets held for sale and debt.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	MARCH 31, 2022 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended March 31,
	2022		2021

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(77)		$(24,069)
Depreciation and amortization expense	58,062		64,726
Interest expense	16,278		16,296
Income tax expense (benefit)	(471)		4,315
Unconsolidated real estate ventures allocated share of above adjustments	9,829		10,164
EBITDA attributable to noncontrolling interests	(26)		1,071
EBITDA	$83,595		$72,503
Loss on the sale of real estate	136		—
Gain on the sale of unconsolidated real estate assets	(5,243)		—

EBITDAre	$78,488		$72,503
Transaction and Other Costs (1)	865		2,582
Income from investments, net	(14,071)		—
Loss on the extinguishment of debt	591		—
Share-based compensation related to Formation Transaction and special equity awards	2,244		4,945
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(441)		(330)
Unconsolidated real estate ventures allocated share of above adjustments	204		31

Adjusted EBITDA	$67,880		$79,731

Net Debt to Annualized Adjusted EBITDA (2)	9.6	x	6.8	x

Net Debt (at JBG SMITH Share)	March 31, 2022		March 31, 2021
Consolidated indebtedness (3)	$2,464,640		$1,979,208
Unconsolidated indebtedness (3)	362,861		401,389
Total consolidated and unconsolidated indebtedness	2,827,501		2,380,597
Less: cash and cash equivalents	207,568		223,142
Net Debt (at JBG SMITH Share)	$2,619,933		$2,157,455

Note: All EBITDA measures as shown above are attributable to OP Units.

(1)	See page 55 for the components of Transaction and Other Costs. For the three months ended March 31, 2022 and 2021 excludes $34,000 and $1.1 million of transaction costs attributable to noncontrolling interests.
(2)	Calculated using the Net Debt below. Quarterly Adjusted EBITDA is annualized by multiplying by four. Net debt to annualized Adjusted EBITDA for the three months ended March 31, 2022 would have been 7.6x after adjusting for net proceeds from the sales and recapitalizations which closed subsequent to quarter end, and $198.0 million of gross proceeds from the sale of Pen Place that is expected to close in the second quarter of 2022.
(3)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	MARCH 31, 2022 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended March 31,
	2022	2021

FFO and Core FFO
Net loss attributable to common shareholders	$(32)	$(20,731)
Net income (loss) attributable to redeemable noncontrolling interests	10	(2,230)
Net loss attributable to noncontrolling interests	(55)	(1,108)
Net loss	(77)	(24,069)
Loss on the sale of real estate	136	—
Gain on the sale of unconsolidated real estate assets	(5,243)	—
Real estate depreciation and amortization	55,517	62,500
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	6,870	7,311
FFO attributable to noncontrolling interests	(26)	1,071
FFO Attributable to OP Units	$57,177	$46,813
FFO attributable to redeemable noncontrolling interests	(5,877)	(4,485)
FFO Attributable to Common Shareholders	$51,300	$42,328

FFO attributable to OP Units	$57,177	$46,813
Transaction and Other Costs, net of tax (1)	843	2,552
Income from investments, net	(10,538)	—
Gain from mark-to-market on derivative instruments	(3,367)	(133)
Loss on the extinguishment of debt	591	—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(441)	(330)
Share-based compensation related to Formation Transaction and special equity awards	2,244	4,945
Amortization of management contracts intangible, net of tax	1,105	1,072
Unconsolidated real estate ventures allocated share of above adjustments	(48)	(10)
Core FFO Attributable to OP Units	$47,566	$54,909
Core FFO attributable to redeemable noncontrolling interests	(4,889)	(5,260)
Core FFO Attributable to Common Shareholders	$42,677	$49,649
FFO per common share - diluted	$0.40	0.32
Core FFO per common share - diluted	$0.34	0.38
Weighted average shares - diluted (FFO and Core FFO)	126,688	131,542

See footnotes on page 18.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	MARCH 31, 2022 (Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2022	2021

FAD
Core FFO attributable to OP Units	$47,566	$54,909
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (2)	(13,702)	(10,431)
Straight-line and other rent adjustments (3)	(1,791)	(4,765)
Third-party lease liability assumption payments	—	(678)
Share-based compensation expense	10,493	8,070
Amortization of debt issuance costs	1,176	1,105
Unconsolidated real estate ventures allocated share of above adjustments	(648)	(1,326)
Non-real estate depreciation and amortization	1,068	750
FAD available to OP Units (A)	$44,162	$47,634
Distributions to common shareholders and unitholders (B)	$32,603	$35,435
FAD Payout Ratio (B÷A) (4)	73.8%	74.4%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,820	$3,926
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	82	47
Second-generation tenant improvements and leasing commissions	8,594	6,064
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	206	394
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	13,702	10,431
Non-recurring capital expenditures	12,810	2,836
Share of non-recurring capital expenditures from unconsolidated real estate ventures	12	51
First-generation tenant improvements and leasing commissions	4,450	835
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	473	1,192
Non-recurring capital expenditures	17,745	4,914
Total JBG SMITH Share of Capital Expenditures	$31,447	$15,345

(1)	See page 55 for the components of Transaction and Other Costs. For the three months ended March 31, 2022 and 2021, excludes $34,000 and $1.1 million of transaction costs attributable to noncontrolling interests.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	MARCH 31, 2022 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended March 31, 2022
	Source of Revenue
	Third-Party	JBG SMITH	JBG Legacy
	Management	JV Partner (1)	Funds	Total

Service Revenue
Property management fees	$2,692	$1,004	$676	$4,372
Asset management fees	—	425	1,291	1,716
Development fees	3,216	234	90	3,540
Leasing fees	1,405	241	193	1,839
Construction management fees	119	21	10	150
Other service revenue	286	285	78	649
Total Revenue (2)	$7,718	$2,210	$2,338	$12,266
Pro rata adjusted general and administrative expense: third-party real estate services (3)				(14,675)
Total Services Revenue Less Allocated General and Administrative Expenses (4)				$(2,409)

(1)	Service revenues from joint ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture.
(2)	Included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations are $11.0 million of reimbursement revenue and $0.7 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.
(3)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and JBG Legacy Funds.

We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(4)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure for its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	MARCH 31, 2022 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended March 31, 2022
		Adjustments (1)
	Per Statement				Pro Rata
	of Operations	A	B	C	Adjusted

General and Administrative Expenses
Corporate and other	$15,815	$—	$—	$1,327	$17,142
Third-party real estate services	27,049	—	(11,047)	(1,327)	14,675
Share-based compensation related to Formation Transaction and special equity awards	2,244	(2,244)	—	—	—

Total	$45,108	$(2,244)	$(11,047)	$—	$31,817

(1)	Adjustments:

A  -  Removes share-based compensation related to the Formation Transaction and special equity awards.

B  -  Removes $11.0 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 19. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

C  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of general and administrative expenses from "Corporate and other" to "Third-party real estate services."

OPERATING ASSETS	MARCH 31, 2022 (Unaudited)

Operating Assets

dollars in thousands, at JBG SMITH Share				Plus: Signed	Plus: Incremental
		Q1 2022		But Not Yet	NOI from Assets	Adjusted
		Operating	Annualized	Commenced	in Initial	Annualized
	% Occupied	Portfolio NOI	NOI	Leases	Lease-up (1)	NOI

Commercial (2)
National Landing	86.5%	$42,431	$171,003	$10,408	$340	$181,751
Other VA	86.5%	9,569	38,276	516	-	38,792
DC	69.4%	8,294	33,176	2,236	1,648	37,060
MD	81.8%	4,625	18,500	1,720	3,780	24,000
Total / weighted average	83.3%	$64,919	$260,955	$14,880	$5,768	$281,603

Multifamily (3)
National Landing	94.3%	$10,565	$42,260	$—	$—	$42,260
DC	90.9%	14,900	59,600	644	1,938	62,182
MD	83.0%	1,422	5,688	—	2,886	8,574
Total / weighted average	91.6%	$26,887	$107,548	$644	$4,824	$113,016

Other (4)
DC	—	$547	$2,188	$—	$—	$2,188

Total / Weighted Average	86.0%	$92,353	$370,691	$15,524	$10,592	$396,807

Note: Includes assets sold or recapitalized subsequent to quarter end.

(1)	Incremental revenue from commercial assets represents the burn-off of Free Rent and is calculated as Free Rent incurred at assets in their initial lease-up for the three months ended March 31, 2022 multiplied by four. Incremental revenue from multifamily assets in their initial lease-up is calculated as the product of units available for occupancy up to 95.0% occupancy and the weighted average monthly in-place rent per unit as of March 31, 2022, multiplied by 12, and assumes no rent growth. Excludes potential revenue from vacant retail space in multifamily assets in their initial lease-up and 900 W Street. Average in-place rents were 8.5% below asking rents as of March 31, 2022. See page 39 for more detail.
(2)	Crystal City Marriott is excluded from the Percent Occupied metric.
(3)	2221 S. Clark Street - Residential and 900 W Street are excluded from the Percent Occupied metric.
(4)	1700 M Street (for which we are the ground lessor) is excluded from the Percent Occupied metric.

SUMMARY & SAME STORE NOI (NON-GAAP)	MARCH 31, 2022 (Unaudited)

Summary & Same Store NOI

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Three Months Ended March 31,
	Number of	Square Feet/	Square Feet/	%	%
	Assets	Units	Units	Leased (1)	Occupied (1)	2022	2021	% Change
Same Store (2)
National Landing	27	7,338,357 SF/ 2,856 Units	7,062,478 SF/ 2,856 Units	89.4%	88.5%	$49,879	$45,477	9.7%
Other VA	6	2,159,986 SF	1,501,819 SF	87.8%	95.3%	12,686	11,416	11.1%
DC	20	2,760,491 SF/ 2,878 Units	1,924,674 SF/ 2,193 Units	85.3%	85.4%	19,935	17,213	15.8%
MD	6	784,247 SF/ 794 Units	784,247 SF/ 444 Units	90.2%	94.6%	6,039	4,928	22.5%
Total / weighted average	59	13,043,081 SF/ 6,528 Units	11,273,218 SF/ 5,493 Units	88.3%	88.5%	$88,539	$79,034	12.0%

Non-Same Store
National Landing	—	—	—	—	—	$—	$—	—
Other VA	—	—	—	—	—	—	100	(100.0)%
DC	2	865 Units	848 Units	91.8%	85.5%	3,806	1,508	152.4%
MD	1	322 Units	161 Units	56.0%	41.0%	8	88	(90.9)%
Total / weighted average	3	1,187 Units	1,009 Units	83.7%	75.3%	$3,814	$1,696	124.9%

Total Operating Portfolio
National Landing	27	7,338,357 SF/ 2,856 Units	7,062,478 SF/ 2,856 Units	89.4%	88.5%	$49,879	$45,477	9.7%
Other VA	6	2,159,986 SF	1,501,819 SF	87.8%	95.3%	12,686	11,516	10.2%
DC	22	2,760,491 SF/ 3,743 Units	1,924,674 SF/ 3,041 Units	86.2%	85.4%	23,741	18,721	26.8%
MD	7	784,247 SF/ 1,116 Units	784,247 SF/ 605 Units	85.4%	85.5%	6,047	5,016	20.6%
Operating Portfolio - Total / Weighted Average	62	13,043,081 SF/ 7,715 Units	11,273,218 SF/ 6,502 Units	88.1%	86.0%	$92,353	$80,730	14.4%

Note: Includes assets sold or recapitalized subsequent to quarter end. Excluding these assets, Same Store NOI increased 14.9% to $76.8 million for the three months ended March 31, 2022 compared to the three months ended March 31, 2021.

(1)	Crystal City Marriott, 1700 M Street (for which we are the ground lessor), 2221 S. Clark Street - Residential and 900 W Street are excluded from the Percent Leased and Percent Occupied metrics.
(2)	Same Store refers to the pool of assets that were In-Service for the entirety of both periods being compared, which excludes assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	MARCH 31, 2022 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended March 31, 2022 at JBG SMITH Share
	Consolidated	Unconsolidated	Commercial	Multifamily	Other (7)	Total
Number of operating assets	48	14	41	20	1	62
Property rental (1)	$117,384	$12,491	$89,299	$40,076	$500	$129,875
Tenant expense reimbursement	7,372	885	7,089	1,117	51	8,257
Other revenue (2)	12,564	729	8,965	4,328	—	13,293
Total revenue	137,320	14,105	105,353	45,521	551	151,425

Operating expenses	(51,904)	(6,832)	(40,094)	(18,638)	(4)	(58,736)
Ground rent expense	(301)	(35)	(340)	4	—	(336)
Total expenses	(52,205)	(6,867)	(40,434)	(18,634)	(4)	(59,072)

Operating Portfolio NOI (3)	$85,115	$7,238	$64,919	$26,887	$547	$92,353

Annualized NOI	$341,739	$28,952	$260,955	$107,548	$2,188	$370,691
Additional Information
Free Rent (at 100% share)	$4,962	$2,623	$6,599	$986	$—	$7,585
Free Rent (at JBG SMITH Share)	$4,961	$1,095	$5,300	$756	$—	$6,056
Annualized Free Rent (at JBG SMITH Share) (4)	$19,844	$4,380	$21,200	$3,024	$—	$24,224
% occupied (at JBG SMITH Share) (5)	86.5%	79.5%	83.3%	91.6%	—	86.0%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$13,532	$2,988	$15,876	$644	$—	$16,520
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$13,532	$1,992	$14,880	$644	$—	$15,524

Note: Includes assets sold or recapitalized subsequent to quarter end. Excluding these assets, Annualized NOI would have been $323.8 million for the three months ended March 31, 2022.

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $6.5 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $4.7 million of related party management fees at JBG SMITH Share. NOI excludes $0.4 million of rent that was reserved or deferred during the quarter, net of rent recaptured during the quarter. See definition of NOI on page 52.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2022 multiplied by four.
(5)	Crystal City Marriott, 1700 M Street (for which we are the ground lessor), 2221 S. Clark Street - Residential and 900 W Street are excluded from the Percent Occupied metric.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2022.
(7)	Includes 1700 M Street for which we are the ground lessor. In 2021, the ground lessee commenced construction on the site and provided JBG SMITH a completion guarantee. The ground rent is currently $2.0 million per annum payable in quarterly installments of $500,000. The ground rent will increase to $4.95 million per annum upon substantial completion of the ground lessee’s construction but no later than December 4, 2023 and includes market escalations and CPI resets. The ground lease expires on December 4, 2117.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	MARCH 31, 2022 (Unaudited)

Summary NOI - Commercial

dollars in thousands	NOI for the Three Months Ended March 31, 2022 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other VA	DC	MD	Total
Number of operating assets	31	10	23	6	9	3	41
Property rental (1)	$78,924	$10,375	$55,593	$12,743	$14,068	$6,895	$89,299
Tenant expense reimbursement	6,232	857	3,700	1,204	1,918	267	7,089
Other revenue (2)	8,465	500	5,135	854	2,294	682	8,965
Total revenue	93,621	11,732	64,428	14,801	18,280	7,844	105,353

Operating expenses	(34,479)	(5,615)	(21,997)	(5,190)	(9,947)	(2,960)	(40,094)
Ground rent expense	(301)	(39)	—	(42)	(39)	(259)	(340)
Total expenses	(34,780)	(5,654)	(21,997)	(5,232)	(9,986)	(3,219)	(40,434)

Operating Portfolio NOI (3)	$58,841	$6,078	$42,431	$9,569	$8,294	$4,625	$64,919

Annualized NOI	$236,643	$24,312	$171,003	$38,276	$33,176	$18,500	$260,955
Additional Information
Free Rent (at 100% share)	$4,374	$2,225	$1,891	$574	$2,958	$1,176	$6,599
Free Rent (at JBG SMITH Share)	$4,374	$926	$1,806	$253	$2,065	$1,176	$5,300
Annualized Free Rent (at JBG SMITH Share) (4)	$17,496	$3,704	$7,224	$1,012	$8,260	$4,704	$21,200
% occupied (at JBG SMITH Share) (5)	83.3%	82.6%	86.5%	86.5%	69.4%	81.8%	83.3%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$12,888	$2,988	$10,408	$704	$3,044	$1,720	$15,876
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$12,888	$1,992	$10,408	$516	$2,236	$1,720	$14,880

Note: Includes assets sold or recapitalized subsequent to quarter end. Excluding these assets, Annualized NOI would have been $214.2 million for the three months ended March 31, 2022.

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $5.0 million of parking revenue at JBG SMITH Share. Parking revenue in our commercial portfolio during the quarter was approximately 65% of pre-pandemic levels of approximately $30 million annually.
(3)	NOI excludes $3.2 million of related party management fees at JBG SMITH Share. NOI excludes $0.2 million of rent that was reserved or deferred during the quarter, net of rent recaptured during the quarter. See definition of NOI on page 52.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2022 multiplied by four.
(5)	Crystal City Marriott is excluded from the Percent Occupied metric.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2022.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	MARCH 31, 2022 (Unaudited)

Summary NOI - Multifamily

dollars in thousands	NOI for the Three Months Ended March 31, 2022 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	DC	MD	Total
Number of operating assets	16	4	4	12	4	20
Property rental (1)	$37,960	$2,116	$16,207	$21,261	$2,608	$40,076
Tenant expense reimbursement	1,089	28	81	1,023	13	1,117
Other revenue (2)	4,099	229	1,943	2,144	241	4,328
Total revenue	43,148	2,373	18,231	24,428	2,862	45,521

Operating expenses	(17,421)	(1,217)	(7,666)	(9,528)	(1,444)	(18,638)
Ground rent expense	—	4	—	—	4	4
Total expenses	(17,421)	(1,213)	(7,666)	(9,528)	(1,440)	(18,634)

Operating Portfolio NOI (3)	$25,727	$1,160	$10,565	$14,900	$1,422	$26,887

Annualized NOI	$102,908	$4,640	$42,260	$59,600	$5,688	$107,548
Additional Information
Free Rent (at 100% share)	$588	$398	$351	$315	$320	$986
Free Rent (at JBG SMITH Share)	$587	$169	$351	$256	$149	$756
Annualized Free Rent (at JBG SMITH Share) (4)	$2,348	$676	$1,404	$1,024	$596	$3,024
% occupied (at JBG SMITH Share) (5)	93.0%	71.2%	94.3%	90.9%	83.0%	91.6%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$644	$—	$—	$644	$—	$644
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$644	$—	$—	$644	$—	$644

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities. Average in-place rents were 8.5% below asking rents as of March 31, 2022.
(2)	Includes $1.5 million of parking revenue at JBG SMITH Share
(3)	NOI excludes $1.5 million of related party management fees at JBG SMITH Share. NOI excludes $0.2 million of rent that was reserved or deferred during the quarter, net of rent recaptured during the quarter. See definition of NOI on page 52.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2022 multiplied by four.
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2022.

NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2022 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended March 31,
	2022	2021
Net loss attributable to common shareholders	$(32)	$(20,731)
Add:
Depreciation and amortization expense	58,062	64,726
General and administrative expense:
Corporate and other	15,815	12,475
Third-party real estate services	27,049	28,936
Share-based compensation related to Formation Transaction and special equity awards	2,244	4,945
Transaction and Other Costs	899	3,690
Interest expense	16,278	16,296
Loss on the extinguishment of debt	591	—
Income tax expense (benefit)	(471)	4,315
Net income (loss) attributable to redeemable noncontrolling interests	10	(2,230)
Net loss attributable to noncontrolling interests	(55)	(1,108)
Less:
Third-party real estate services, including reimbursements revenue	23,970	38,107
Other revenue	2,196	2,186
Income (loss) from unconsolidated real estate ventures, net	3,145	(943)
Interest and other income, net	14,246	9
Loss on the sale of real estate	(136)	—
Consolidated NOI	76,969	71,955
NOI attributable to unconsolidated real estate ventures at our share	6,967	7,512
Non-cash rent adjustments (1)	(1,791)	(4,765)
Other adjustments (2)	8,760	4,738
Total adjustments	13,936	7,485
NOI	$90,905	$79,440
Less: out-of-service NOI loss (3)	(1,448)	(1,361)
Operating Portfolio NOI	$92,353	$80,801
Non-Same Store NOI (4)	3,814	1,767
Same Store NOI (5)	$88,539	$79,034

Change in Same Store NOI	12.0%
Number of properties in Same Store pool	59

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets, and Near-Term and Future Development Pipelines.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the assets that are owned, operated and In-Service for the entirety of both periods being compared.

LEASING ACTIVITY - OFFICE	MARCH 31, 2022 (Unaudited)

Leasing Activity - Office

square feet in thousands	Three Months Ended
March 31, 2022
Square feet leased:
At 100% share	225
At JBG SMITH Share	210
First-generation space: New	23
Second-generation space: New	71
Second-generation space: Renewal	116
Initial rent (1)	$53.78
Straight-line rent (2)	$53.49
Weighted average lease term (years)	5.8
Weighted average Free Rent period (months)	9.4
Second-generation space:
Square feet	187
Cash basis:
Initial rent (1)	$54.86
Prior escalated rent	$55.46
% change	(1.1)%
GAAP basis:
Straight-line rent (2)	$54.45
Prior straight-line rent	$49.96
% change	9.0%
Tenant improvements:
Per square foot	$62.14
Per square foot per annum	$10.80
% of initial rent	20.1%
Leasing commissions:
Per square foot	$13.06
Per square foot per annum	$2.27
% of initial rent	4.2%

Note: At JBG SMITH Share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by SF and weighted average Free Rent period is weighted by Annualized Rent.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

NET EFFECTIVE RENT - OFFICE	MARCH 31, 2022 (Unaudited)

Net Effective Rent - Office

square feet in thousands, dollars per square feet, at JBG SMITH Share		Three Months Ended
	Five Quarter Weighted Average	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Square feet	372	210	468	126	715	344
Weighted average lease term (years)	5.4	5.8	8.0	5.4	4.2	4.3
Initial rent (1)	$46.51	$53.78	$44.41	$44.82	$44.96	$48.73
Base rent per annum (2)	$51.40	$65.64	$46.32	$45.78	$50.38	$53.75
Tenant improvements per annum	(5.23)	(10.80)	(3.00)	(4.68)	(5.60)	(4.26)
Leasing commissions per annum	(1.58)	(2.27)	(1.51)	(0.90)	(1.43)	(1.82)
Free Rent per annum	(5.08)	(7.31)	(4.79)	(3.60)	(4.79)	(5.24)
Net Effective Rent	$39.51	$45.26	$37.02	$36.60	$38.56	$42.43

National Landing
Square feet	293	119	337	89	639	282
Initial rent (1)	$44.76	$49.22	$43.58	$44.85	$43.46	$47.20
Net effective rent	$36.88	$41.04	$35.64	$35.36	$35.77	$39.57

Other VA
Square feet	19	7	60	16	12	2
Initial rent (1)	$40.74	$42.54	$38.05	$42.95	$47.77	$61.00
Net effective rent	$35.43	$38.30	$33.53	$40.43	$35.75	$42.01

DC
Square feet	22	—	32	9	45	22
Initial rent (1)	$60.96	$—	$62.30	$50.75	$62.54	$60.21
Net effective rent	$51.93	$—	$52.86	$43.86	$51.57	$54.77

MD
Square feet	21	—	38	11	19	38
Initial rent (1)	$49.52	$—	$46.74	$42.27	$52.57	$52.96
Net effective rent	$41.15	$—	$36.08	$32.33	$40.17	$49.40

Note: Leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the recognition of property rental revenue in accordance with GAAP. Weighted average lease term is weighted by SF and weighted average Free Rent period is weighted by Annualized Rent.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot.
(2)	Represents the weighted average base rent before Free Rent, plus estimated tenant reimbursements recognized over the term of the respective leases, including the effect of fixed step-ups in rent, divided by SF, and divided by years of lease term. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to base rent. Tenant reimbursements are estimated by escalating tenant reimbursements as of the respective reporting period, or management's estimate thereof, by 2.75% annually through the lease expiration year.

LEASE EXPIRATIONS	MARCH 31, 2022 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent (1)	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot (1)	Expiration (1) (2)
Month-to-Month	38	56,428	0.7%	$845	0.2%	$14.98	$14.98
2022	68	596,414	7.6%	24,267	6.7%	40.69	40.80
2023	108	891,288	11.3%	39,030	10.8%	43.79	45.07
2024	76	1,381,586	17.6%	64,056	17.8%	46.36	48.27
2025	76	822,487	10.5%	36,529	10.1%	44.41	47.11
2026	63	250,051	3.2%	11,990	3.3%	47.95	52.30
2027	41	509,905	6.5%	24,063	6.7%	47.19	52.39
2028	46	398,533	5.1%	18,800	5.2%	47.17	54.81
2029	25	143,184	1.8%	6,679	1.9%	46.64	54.40
2030	27	393,822	5.0%	21,938	6.1%	55.71	67.54
Thereafter	102	2,412,342	30.7%	112,365	31.2%	47.35	60.26
Total / Weighted Average	670	7,856,040	100.0%	$360,562	100.0%	$46.13	$52.43

Note: Includes all in-place leases as of March 31, 2022 for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.9 years. Excludes assets sold and recapitalized subsequent to quarter end.

(1)	Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent.
(2)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by SF. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of March 31, 2022, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

SIGNED BUT NOT YET COMMENCED LEASES	MARCH 31, 2022 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023

Commercial
Operating	C	$12,888	$1,086	$2,832	$3,063	$3,145	$3,222	$3,222
Operating	U	1,992	47	297	425	445	497	498
Total		$14,880	$1,133	$3,129	$3,488	$3,590	$3,719	$3,720

Multifamily
Operating	C	$644	$40	$123	$124	$124	$124	$160

Total		$15,524	$1,173	$3,252	$3,612	$3,714	$3,843	$3,880

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2022. Includes assets sold or recapitalized subsequent to quarter end.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

TENANT CONCENTRATION	MARCH 31, 2022 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	53	2,128,051	27.1%	$85,459	23.7%
2	Amazon	8	1,035,347	13.2%	44,559	12.4%
3	Gartner, Inc	1	174,424	2.2%	12,397	3.4%
4	Lockheed Martin Corporation	2	232,598	3.0%	11,616	3.2%
5	Booz Allen Hamilton Inc	3	159,610	2.0%	7,838	2.2%
6	Accenture LLP	2	116,736	1.5%	7,207	2.0%
7	Greenberg Traurig LLP	1	101,602	1.3%	7,196	2.0%
8	Public Broadcasting Service	1	120,328	1.5%	4,737	1.3%
9	Evolent Health LLC	1	90,905	1.2%	4,615	1.3%
10	Goodwin Procter LLP	1	51,296	0.7%	4,558	1.3%
11	The International Justice Mission	1	74,833	1.0%	4,237	1.2%
12	Host Hotels & Resorts LP	1	55,009	0.7%	4,127	1.1%
13	American Diabetes Association	1	80,998	1.0%	3,599	1.0%
14	Willis Towers Watson US LLC	1	61,653	0.8%	3,152	0.9%
15	CBRE Inc	2	38,079	0.5%	3,149	0.9%
16	National Consumer Cooperative	1	65,736	0.8%	3,141	0.9%
17	WeWork	1	41,647	0.5%	2,840	0.8%
18	Management System Intl Inc	1	50,069	0.6%	2,816	0.8%
19	Whole Foods Market Group Inc	2	79,869	1.0%	2,616	0.7%
20	Cushman & Wakefield U.S. Inc	1	38,008	0.5%	2,471	0.7%
	Other (1)	585	3,059,242	38.9%	138,232	38.2%
	Total	670	7,856,040	100.0%	$360,562	100.0%

Note: Includes all leases as of March 31, 2022 for which a tenant has taken occupancy for office and retail space within our operating portfolio. Excludes assets sold and recapitalized subsequent to quarter end.

(1)	Includes JBG SMITH's lease for approximately 84,400 SF at 4747 Bethesda Avenue.

INDUSTRY DIVERSITY	MARCH 31, 2022 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government	61	2,187,412	27.8%	$88,246	24.5%
2	Business Services	86	1,815,268	23.1%	87,556	24.3%
3	Government Contractors	52	946,952	12.1%	43,830	12.2%
4	Member Organizations	43	611,007	7.8%	30,132	8.4%
5	Real Estate	36	362,826	4.6%	18,980	5.3%
6	Legal Services	22	224,251	2.9%	16,484	4.6%
7	Health Services	31	270,520	3.4%	10,774	3.0%
8	Food and Beverage	89	180,712	2.3%	10,105	2.8%
9	Communications	6	127,612	1.6%	5,086	1.4%
10	Educational Services	11	80,578	1.0%	3,691	1.0%
	Other	233	1,048,902	13.4%	45,678	12.5%
	Total	670	7,856,040	100.0%	$360,562	100.0%

Note: Includes all in-place leases as of March 31, 2022 for office and retail space within our operating portfolio. Excludes assets sold and recapitalized subsequent to quarter end.

PORTFOLIO SUMMARY	MARCH 31, 2022 (Unaudited)

Portfolio Summary

				Potential
	Number	Rentable	Number of	Development
	of Assets	Square Feet	Units (1)	Density (2)

Wholly Owned
Operating	47	14,958,815	5,691	—
Under-Construction (3)	2	1,214,951	1,583	—
Near-Term Development	7	—	—	3,718,900
Future Development	12	—	—	9,351,800
Total (4)	68	16,173,766	7,274	13,070,700

Real Estate Ventures
Operating	15	4,625,541	2,024	—
Under-Construction	—	—	—
Near-Term Development	2	—	—	419,400
Future Development	8	—	—	3,670,600
Total	25	4,625,541	2,024	4,090,000

Total Portfolio	93	20,799,307	9,298	17,160,700

Total Portfolio (at JBG SMITH Share)	93	17,919,212	8,085	14,425,000

Note: At 100% share, unless otherwise indicated.

(1)	For Under-Construction assets, represents estimated number of units based on current design plans.
(2)	Includes estimated potential office, multifamily and retail development density.
(3)	See footnotes (3) and (4) on page 41.

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2022 (Unaudited)

Property Table - Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q1 2021‑2022 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2021 - 2022	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

National Landing
1550 Crystal Drive (5)	National Landing	100.0%	C	Y / Y	1980 / 2020	550,219	449,754	100,465	95.6%	92.7%	98.5%	$21,984	$41.79	$46.13
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	505,349	505,349	—	71.3%	71.3%	—	17,228	47.81	—
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,663	491,771	7,892	87.3%	87.1%	100.0%	20,721	48.10	16.17
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,906	416,979	51,927	89.7%	88.4%	97.4%	18,173	44.06	38.12
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	440,996	434,234	6,762	56.7%	52.7%	50.3%	11,233	48.57	37.61
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	401,902	389,845	12,057	76.9%	76.4%	92.6%	12,766	47.64	39.75
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,753	336,407	48,346	96.1%	95.9%	97.2%	15,405	44.24	23.97
241 18th Street S.	National Landing	100.0%	C	Y / Y	1977 / 2013	363,084	333,911	29,173	97.4%	97.5%	85.0%	13,566	40.22	18.77
251 18th Street S. (5)	National Landing	100.0%	C	Y / Y	1975 / 2013	337,886	293,818	44,068	90.6%	99.0%	34.6%	13,465	43.81	47.48
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	100.0%	100.0%	100.0%	11,159	33.18	35.17
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	329,607	317,394	12,213	98.0%	97.9%	100.0%	11,845	36.45	42.04
2200 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	283,608	283,608	—	57.0%	57.0%	—	7,422	45.91	—
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,155	263,305	12,850	97.1%	94.1%	100.0%	10,232	40.06	24.12
1901 South Bell Street (5)	National Landing	100.0%	C	Y / Y	1968 / 2008	275,037	275,037	—	92.1%	92.1%	—	10,289	40.60	—
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,650	259,651	13,999	98.4%	100.0%	68.5%	11,805	43.29	59.05
Crystal City Marriott (345 Rooms) (6)	National Landing	100.0%	C	Y / Y	1968 / 2013	266,000	—	—	—	—	—	—	—	—
2100 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	253,437	253,437	—	100.0%	100.0%	—	10,598	41.82	—
1800 South Bell Street	National Landing	100.0%	C	Y / Y	1969 / 2019	206,186	190,984	15,202	99.2%	100.0%	88.8%	8,402	43.67	4.55
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,708	202,708	—	79.5%	79.5%	—	7,721	47.89	—
Crystal City Shops at 2100 (5)	National Landing	100.0%	C	Y / Y	1968 / 2006	53,174	—	53,174	81.3%	—	81.3%	519	—	11.99
Crystal Drive Retail (5)	National Landing	100.0%	C	Y / Y	2003 / 2004	42,938	—	42,938	100.0%	—	100.0%	2,665	—	62.06
2221 S. Clark Street-Office	National Landing	100.0%	C	Y / Y	1964 / 2016	35,182	26,238	8,944	—	—	—	—	—	—
Central Place Tower (7)	Rosslyn	50.0%	U	Y / Y	2018 / N/A	551,758	524,480	27,278	98.4%	98.3%	100.0%	36,714	69.68	29.39

Other VA
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	303,644	277,397	26,247	98.5%	100.0%	82.3%	$16,281	$54.99	$47.60
Stonebridge at Potomac Town Center (8)	Prince William County	10.0%	U	Y / Y	2012 / N/A	504,327	—	504,327	97.1%	—	96.3%	15,809	—	32.54
Rosslyn Gateway-North	Rosslyn	18.0%	U	Y / Y	1996 / 2014	145,765	133,011	12,754	63.5%	52.8%	72.3%	3,260	41.96	34.18
Rosslyn Gateway-South	Rosslyn	18.0%	U	Y / Y	1961 / N/A	103,349	95,765	7,584	77.5%	78.4%	40.4%	2,000	24.78	45.74

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2022 (Unaudited)

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q1 2021‑2022 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2021 - 2022	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

DC
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	375,047	343,727	31,320	84.6%	63.2%	92.6%	$16,263	$67.24	$56.73
L’Enfant Plaza Office-East (7)	Southwest	49.0%	U	Y / Y	1972 / 2012	397,855	397,855	—	63.4%	63.4%	—	12,673	50.20	—
L’Enfant Plaza Office-North	Southwest	49.0%	U	Y / Y	1969 / 2014	298,567	277,243	21,324	90.5%	90.7%	87.1%	12,500	48.08	21.95
L’Enfant Plaza Retail (7)	Southwest	49.0%	U	Y / Y	1968 / 2014	119,291	16,596	102,695	68.5%	100.0%	63.4%	3,982	47.91	48.92
1900 N Street (7)	CBD	55.0%	U	Y / Y	2019 / N/A	269,501	260,778	8,723	82.8%	76.4%	21.5%	17,361	86.38	77.54
The Foundry	Georgetown	9.9%	U	Y / Y	1973 / 2017	226,823	219,969	6,854	82.9%	80.9%	100.0%	9,225	50.26	40.72
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	209,108	199,354	9,754	87.5%	83.5%	100.0%	9,754	54.36	71.78

MD
4747 Bethesda Avenue (9)	Bethesda CBD	100.0%	C	Y / Y	2019 / N/A	300,508	286,199	14,309	98.0%	96.2%	100.0%	$20,291	$67.27	$123.63
One Democracy Plaza (7) (8)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	212,922	210,784	2,138	86.9%	86.8%	100.0%	6,052	32.72	31.89

Operating - Total / Weighted Average						10,805,064	9,301,134	1,237,930	86.8%	84.8%	88.1%	$419,363	$48.25	$37.16

Total at JBG SMITH Share
National Landing						7,062,478	6,320,216	476,262	87.1%	86.5%	86.0%	$255,552	$44.36	$35.73
Other VA						398,918	318,577	80,341	95.0%	95.3%	90.1%	18,809	53.10	37.17
DC						1,060,375	957,451	102,924	80.6%	72.2%	74.9%	46,373	61.45	50.57
MD						513,430	496,983	16,447	93.4%	92.2%	100.0%	26,344	53.48	111.69
Operating - Total / Weighted Average						9,035,201	8,093,227	675,974	87.0%	85.5%	85.1%	$347,078	$47.07	$40.07

Held for Sale
Universal Buildings (10)	Uptown	100.0%	C	Y / Y	1956 / 1999	659,459	568,351	91,108	64.1%	58.4%	99.6%	$23,263	$54.08	$58.41
Courthouse Plaza 1 and 2 (7) (11)	Clarendon/Courthouse	100.0%	C	Y / Y	1989 / 2013	632,836	573,060	59,776	82.3%	80.9%	94.6%	23,121	45.73	34.18
RTC - West (5) (11)	Reston	100.0%	C	Y / Y	1988 / 2014	470,065	430,602	39,463	89.3%	87.6%	93.3%	16,351	41.48	65.83
1730 M Street (7) (11)	CBD	100.0%	C	Y / Y	1964 / 1998	204,840	196,822	8,018	87.8%	87.3%	100.0%	9,211	51.17	52.57
7200 Wisconsin Avenue (11)	Bethesda CBD	100.0%	C	Y / Y	1986 / 2015	270,817	259,851	10,966	72.5%	61.9%	100.0%	7,119	39.54	68.98
Total						2,238,017	2,028,686	209,331	77.7%	74.2%	97.0%	$79,065	$46.61	$53.35

Operating - Total / Weighted Average, Including Held for Sale						13,043,081	11,329,820	1,447,261	85.2%	82.9%	89.4%	$498,428	$47.99	$39.70

Operating - Total / Weighted Average at JBG SMITH Share, Including Held for Sale						11,273,218	10,121,913	885,305	85.2%	83.3%	87.9%	$426,143	$46.99	$43.53

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2022 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q4 2021	42	13,083,094	11,314,838
Placed into service	—	—	—
Held for sale (10) (11)	(5)	(2,238,017)	(2,238,017)
Out-of-service adjustment	—	(6,901)	(6,901)
Portfolio reclassification (12)	(1)	(34,000)	(34,000)
Building re-measurements	—	888	(719)

Q1 2022	36	10,805,064	9,035,201

See footnotes on page 37.

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2022 (Unaudited)

Footnotes

Note:  At 100% share, unless otherwise noted. Excludes our 10% subordinated interest in one commercial building held through a real estate venture in which we have no economic interest.

(1)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office SF; annualized retail rent and retail SF are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents annualized retail rent divided by occupied retail SF. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	550,219	1,721
251 18th Street S.	337,886	1,480
1901 South Bell Street	275,037	1,924
Crystal City Shops at 2100	53,174	19,041
Crystal Drive Retail	42,938	14,027
RTC - West	470,065	17,988

(6)	Under the current management agreement, JBG SMITH receives 50% of the net cash flows from the hotel. Upon expiration on July 31, 2025, JBG SMITH expects to receive 100% of the cash flows. The Crystal City Marriott generated $0.3 million of Annualized NOI at JBG SMITH’s share for the three months ended March 31, 2022. The Crystal City Marriott generated $1.8 million of NOI at JBG SMITH’s share in 2019 while undergoing a rooms renovation and $3.5 million of NOI at JBG SMITH’s share in 2018 before the renovation began.
(7)	The following assets are subject to ground leases:

Ground Lease
Commercial Asset	Expiration Date
Central Place Tower (a)(b)	6/2/2102
L'Enfant Plaza Office - East	11/23/2064
L'Enfant Plaza Retail	11/23/2064
1900 N Street (c)	5/31/2106
One Democracy Plaza	11/17/2084
Courthouse Plaza 1 and 2 (a)	1/19/2062
1730 M Street (a)	12/31/2118

(a)	The ground lease is recorded as a financing lease for accounting purposes; therefore, any expense is recorded as interest expense and excluded from NOI.
(b)	We have an option to purchase the ground lease at a fixed price
(c)	Only a portion of the asset is subject to a ground lease.

(8)	Not Metro-Served.
(9)	Includes JBG SMITH's share for approximately 84,400 SF.
(10)	In April 2022, we sold the Universal Buildings for $228.0 million.
(11)	See "Recapitalization and Other Activity" on page 44.
(12)	1700 M Street was reclassified from the operating commercial portfolio to the operating other portfolio during Q1 2022. See footnote (7) on page 23 for more information.

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2022 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q1 2021‑2022 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2021 - 2022	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

National Landing
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,327,551	1,324,889	2,662	97.0%	95.6%	100.0%	$33,284	$1,727	$2.19
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	95.6%	91.7%	100.0%	21,772	2,627	3.17
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	96.2%	92.8%	100.0%	7,666	2,578	2.52
2221 S. Clark Street- Residential (6)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	87.3%	79.7%	—	4,241	2,052	4.45

DC
West Half	Ballpark	100.0%	C	Y / Y	2019 / N/A	465	385,368	343,089	42,279	91.8%	89.0%	100.0%	$13,970	$2,337	$3.33
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	99.4%	96.8%	100.0%	9,568	1,790	2.43
The Wren	U Street/Shaw	96.0%	C	N / N	2020 / N/A	433	332,682	289,686	42,996	92.6%	84.5%	100.0%	11,025	2,219	3.31
The Batley	Union Market/NoMa/H Street	100.0%	C	N / N	2019 / N/A	432	300,388	300,388	—	91.0%	86.3%	—	10,315	2,304	3.35
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	97.2%	96.1%	—	11,000	3,370	3.48
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	96.6%	93.8%	100.0%	9,794	2,258	2.95
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,530	202,715	22,815	93.8%	91.1%	100.0%	8,134	2,160	3.12
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,862	135,499	19,363	89.1%	95.0%	34.3%	4,992	2,464	2.97
900 W Street (6)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	69,183	69,183	—	65.3%	54.7%	—	2,636	4,224	5.84
North End Retail	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	—	27,355	—	27,355	91.6%	—	85.3%	1,466	—	—
The Gale Eckington	Union Market/NoMa/H Street	5.0%	U	Y / Y	2013/ N/A	603	466,716	465,516	1,200	92.1%	86.2%	100.0%	12,429	1,985	2.57
Atlantic Plumbing	U Street/Shaw	64.0%	U	Y / Y	2015 / N/A	310	245,527	221,788	23,739	92.6%	92.6%	77.9%	9,129	2,422	3.38

MD
Falkland Chase-South & West	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 2011	268	222,754	222,754	—	99.6%	97.8%	—	$5,245	$1,668	$2.00
Falkland Chase-North	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 1986	170	112,143	112,143	—	98.8%	98.8%	—	2,841	1,409	2.14
Galvan	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	356	390,293	295,033	95,260	97.2%	96.6%	95.5%	11,219	1,832	2.22

Total / Weighted Average (6)						7,393	6,177,296	5,703,851	473,445	95.3%	92.5%	94.4%	$183,849	$2,123	$2.72

Recently Delivered

MD
8001 Woodmont	Bethesda CBD	50.0%	U	N/N	2021 / N/A	322	363,979	344,405	19,574	56.0%	41.0%	95.1%	$5,402	$2,766	$2.89

Operating - Total / Weighted Average (6)						7,715	6,541,275	6,048,256	493,019	93.1%	90.3%	94.5%	$189,251	$2,135	$2.73

Under-Construction

National Landing
1900 Crystal Drive (7)	National Landing	—	C			808	633,985	595,315	38,670
2000/2001 South Bell Street (7)	National Landing	—	C			775	580,966	561,961	19,005

Under-Construction - Total						1,583	1,214,951	1,157,276	57,675

Total						9,298	7,756,226	7,205,532	550,694

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2022 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q1 2021‑2022 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2021 - 2022	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

Totals at JBG SMITH Share (6)

National Landing						2,856	2,315,347	2,269,045	46,302	96.5%	94.3%	100.0%	$62,722	$2,043	$2.49
DC						3,041	2,591,784	2,271,294	320,490	94.1%	90.9%	93.7%	86,290	2,337	3.15
MD						444	341,922	340,208	1,715	99.3%	98.2%	95.5%	8,288	1,571	2.05
In-Service assets						6,341	5,249,053	4,880,547	368,507	95.5%	92.9%	94.5%	$157,300	$2,146	$2.75
Recently Delivered assets						161	181,990	172,203	9,787	56.0%	41.0%	95.1%	2,701	2,766	2.89
Operating - Total/Weighted Average						6,502	5,431,043	5,052,750	378,294	94.1%	91.6%	94.5%	$160,001	$2,154	$2.76
In-Service excluding newly developed and acquired assets (8)						4,557	3,922,827	3,657,252	265,575	96.7%	94.6%	97.2%	$117,436	$2,097	$2.62
Under-Construction assets						1,583	1,214,951	1,157,276	57,675

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q4 2021	22	7,004,869 SF/ 8,208 Units	5,482,952 SF/ 6,557 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions (9)	(2)	(463,594) SF/ (493) Units	(51,546) SF/ (54) Units
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	—	(363) SF/ (1) Unit

Q1 2022	20	6,541,275 SF/ 7,715 Units	5,431,043 SF/ 6,502 Units

Quarterly Rental Revenue and Occupancy Changes - Same Store Multifamily Assets
			Monthly Rent Per Unit (3)			Multifamily % Occupied			Annualized Rent (in thousands)
	Number of Assets	Number of Units	Q1 2022	Q1 2021	% Change	Q1 2022	Q1 2021	% Change	Q1 2022	Q1 2021	% Change
National Landing	3	2,640	$2,043	$2,002	2.0%	94.3%	94.3%	0.0%	$61,031	$59,797	2.1%
DC	8	2,099	2,364	2,340	1.0%	93.0%	81.5%	11.5%	55,401	48,053	15.3%
MD	3	444	1,571	1,574	(0.2%)	98.2%	94.1%	4.1%	8,222	7,896	4.1%
Total / Weighted Average	14	5,183	$2,129	$2,089	1.9%	94.1%	89.1%	5.0%	$124,654	$115,746	7.7%

Note: At JBG SMITH Share. Includes assets placed In-Service prior to January 1, 2021. Excludes North End Retail and 2221 S. Clark Street - Residential and 900 W Street as they are operated as a short-term rental property.

See footnotes on page 40.

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2022 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Excludes North End Retail.
(5)	Represents multifamily rent divided by occupied multifamily SF; retail rent and retail SF are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(6)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(7)	See footnotes (3) and (4) on page 41.
(8)	Excludes West Half, The Wren, The Batley and 901 W Street
(9)	In January 2022, The Alaire and The Terano were sold by our unconsolidated real estate venture.

PROPERTY TABLE – UNDER-CONSTRUCTION	MARCH 31, 2022 (Unaudited)

Property Table – Under Construction

dollars in thousands, except per square foot data
					Schedule (1)			At JBG SMITH Share
			Estimated	Estimated		Estimated			Estimated	Estimated
		%	Square	Number of	Construction	Completion	Estimated	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Stabilization Date	Cost (2)	Investment	Investment

Multifamily
National Landing
1900 Crystal Drive (3)	National Landing	—	633,985	808	Q1 2021	Q1 2024 - Q3 2024	Q1 2026	$157,212	$264,979	$422,191
2000/2001 South Bell Street (4)	National Landing	—	580,966	775	Q1 2022	Q1 2025 - Q3 2025	Q4 2026	39,425	304,010	343,435

Under-Construction - Total / Weighted Average			1,214,951	1,583

Under-Construction - Total / Weighted Average at JBG SMITH Share			1,214,951	1,583	Q3 2021	Q3 2024 - Q1 2025	Q3 2026	$196,637	$568,989	$765,626

Weighted average Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment (5)	5.8%
Estimated Incremental Investment	7.8%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$44.2

Note: At 100% share, unless otherwise noted.

(1)	Average dates are weighted by JBG SMITH Share of estimated SF.
(2)	Historical Cost excludes certain GAAP adjustments, interest and ground lease costs. See definition of Historical Cost on page 52.
(3)	We leased the land underlying 1900 Crystal Drive to a lessee, which is constructing a multifamily asset comprising two towers with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 1900 Crystal Drive, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. In March 2021, the ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $227.0 million and an interest rate of LIBOR plus 3.0% per annum. As of March 31, 2022, no proceeds had been received from the mortgage loan. The ground lessee was obligated to invest $17.5 million of equity funding, all of which was funded, and JBG SMITH is obligated to provide the additional project funding through a mezzanine loan to the ground lessee. We determined that 1900 Crystal Drive is a variable interest entity ("VIE") and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our condensed consolidated balance sheets. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 1900 Crystal Drive’s full cost, debt balance and other metrics are included at 100% in the at JBG SMITH Share metrics presented within this Investor Package.
(4)	We leased the land underlying 2000/2001 South Bell Street to a lessee, which is constructing a multifamily asset comprising two towers with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 2000/2001 South Bell Street, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. In December 2021, the ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $208.5 million and an interest rate of LIBOR plus 2.15% per annum. As of March 31, 2022, no proceeds had been received from the mortgage loan. The ground lessee was obligated to invest $16.0 million of equity funding, and we are obligated to provide additional project funding through a mezzanine loan to the ground lessee. As of March 31, 2022, the balance of the ground lessee's equity contribution was $12.7 million. We determined that 2000/2001 South Bell Street is a VIE and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our condensed consolidated balance sheets. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 2000/2001 South Bell Street's full cost, debt balance and other metrics are included at 100% in the at JBG SMITH Share metrics presented within this Investor Package.
(5)	Historical Cost of 1900 Crystal Drive includes $22.6 million of design costs, the majority of which were incurred prior to the Formation Transaction, that are not related to the current planned development. Excluding these costs, Projected NOI Yield on Estimated Total Investment would be 6.0%.

PROPERTY TABLE – NEAR-TERM DEVELOPMENT	MARCH 31, 2022 (Unaudited)

Property Table – Near-Term Development

dollars in thousands, except per square foot data

			Earliest
			Potential						Estimated	At JBG SMITH Share
		%	Construction	Entitlement	Estimated Potential Development Density (SF)				Number of	Historical
Asset	Submarket	Ownership	Start Date	Status	Total	Office	Multifamily	Retail	Units	Cost (1)

National Landing
Potomac Yard Landbay F - Block 15 - 3331 Exchange Avenue	National Landing	50.0%	2022	Fully Entitled	181,300	—	164,300	17,000	170	$7,275
Potomac Yard Landbay F - Block 19 - 3330 Exchange Avenue	National Landing	50.0%	2022	Fully Entitled	238,100	—	214,800	23,300	240	8,814
2250 Crystal Drive	National Landing	100.0%	2023	Entitlement In Process	677,100	—	677,100	—	825	21,604
223 23rd Street	National Landing	100.0%	2023	Entitlement In Process	512,800	—	512,800	—	620	16,714
2525 Crystal Drive	National Landing	100.0%	2024	Entitlement In Process	370,000	—	370,000	—	500	12,306
101 12th Street	National Landing	100.0%	Pre-lease Dependent	Fully Entitled	239,600	234,400	—	5,200	—	10,885
DC
5 M Street Southwest	Ballpark	100.0%	2022	Fully Entitled	705,400	—	675,400	30,000	615	28,508
Gallaudet Parcel 1-3 (2)	Union Market/NoMa/H Street	100.0%	2023	Fully Entitled	818,000	—	756,400	61,600	840	19,756

Total					3,742,300	234,400	3,370,800	137,100	3,810	$125,862

Total at JBG SMITH Share
National Landing					2,009,300	234,400	1,749,500	25,400	2,150	$77,598
DC					1,523,400	—	1,431,800	91,600	1,455	48,264
					3,532,700	234,400	3,181,300	117,000	3,605	$125,862

				Fully Entitled	1,972,800	234,400	1,621,400	117,000	1,660
				Entitlement In Process	1,559,900	—	1,559,900	—	1,945
					3,532,700	234,400	3,181,300	117,000	3,605

Held for Sale
RTC - West Trophy Office	Reston	100.0%	Pre-lease Dependent	Fully Entitled	396,000	380,000	—	16,000	—	$8,668

Total, Including Held for Sale					4,138,300	614,400	3,370,800	153,100	3,810	$134,530

Total at JBG SMITH Share, Including Held for Sale					3,928,700	614,400	3,181,300	133,000	3,605	$134,530

Note: Represents select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

(1)	Historical Cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 52.
(2)	Controlled through an option to acquire a leasehold interest. As of March 31, 2022, the weighted average remaining term for the option is 1.8 years.

PROPERTY TABLE – FUTURE DEVELOPMENT	MARCH 31, 2022 (Unaudited)

Property Table – Future Development

dollars in thousands, except per square foot data, at JBG SMITH Share					Estimated			Estimated	Estimated
					Commercial		Estimated	Capitalized	Capitalized		Estimated
					SF / Multifamily		Remaining	Cost of SF /	Cost of	Estimated	Total
	Number of	Estimated Potential Development Density (SF)			Units to be	Historical	Acquisition	Units to Be	Ground Rent	Total	Investment
Region	Assets	Total	Office	Multifamily	Replaced (1)	Cost (2)	Cost (3)	Replaced (4)	Payments (5)	Investment (6)	per SF

Owned
VA
National Landing	7	4,491,500	1,113,000	3,378,500	206,186 SF	$171,241	N/A	$108,800	$—	$280,041	$62.35
Other VA	2	145,700	89,700	56,000	21,776 SF	1,430	N/A	2,008	—	3,438	23.60
	9	4,637,200	1,202,700	3,434,500	227,962 SF	$172,671	N/A	$110,808	$—	$283,479	$61.13
DC
DC	5	852,900	149,600	703,300	—	$70,900	N/A	$—	$—	$70,900	$83.13
Total / weighted average	14	5,490,100	1,352,300	4,137,800	227,962 SF	$243,571	N/A	$110,808	$—	$354,379	$64.55

Optioned (7)
DC
DC	2	783,600	—	783,600	—	$10,530	$8,250	$—	$29,434	$48,214	$61.53

Total / Weighted Average	16	6,273,700	1,352,300	4,921,400	227,962 SF	$254,101	$8,250	$110,808	$29,434	$402,593	$64.17

Total / Weighted Average (Fully Entitled and Entitlement In Process)	13	6,051,200	1,335,700	4,715,500	227,962 SF	$252,472	$ N/A	$110,808	$29,434	$392,714	$64.90

Entitlement Status
Fully Entitled	7	1,432,500	673,200	759,300
Entitlement In Process	6	4,618,700	662,500	3,956,200
Encumbered / Not Currently Entitling	3	222,500	16,600	205,900
Total	16	6,273,700	1,352,300	4,921,400

Held for Sale and Disposition / Recapitalization Activity
VA
National Landing (8)	1	2,082,000	2,082,000	—	—	$76,686	$ N/A	$—	$—	$76,686	$36.83
Reston	3	2,140,600	544,800	1,595,800	—	60,426	N/A	—	—	60,426	28.23
Total / Weighted Average	4	4,222,600	2,626,800	1,595,800	—	$137,112	$ N/A	$—	$—	$137,112	$32.47

Total / Weighted Average, Including Held for Sale and Disposition / Recapitalization Activity	20	10,496,300	3,979,100	6,517,200	227,962 SF	$391,213	$8,250	$110,808	$29,434	$539,705	$51.42

(1)	Represents management's estimate of the total office and/or retail rentable SF and multifamily units currently included in our operating portfolio that would need to be redeveloped to access some of the Estimated Potential Development Density.
(2)	Historical Cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 52.
(3)	Represents management's estimate of remaining deposits, option payments, and option strike prices as of March 31, 2022.
(4)	Capitalized value of estimated commercial SF / multifamily units to be replaced, which generated $1.7 million of NOI for the three months ended March 31, 2022 (included in the NOI of the applicable operating segment), at a 6.0% capitalization rate.
(5)	Capitalized value of stabilized annual ground rent payments associated with leasehold assets at a 5.0% capitalization rate. One optioned parcel is a leasehold interest with estimated annual stabilized ground rent payments totaling $1.5 million.
(6)	Represents historical cost plus incremental costs to access the Estimated Potential Development Density, but does not include potential entitlement costs or infrastructure costs.
(7)	As of March 31, 2022, the weighted average remaining term for the optioned Future Development Pipeline assets is 3.2 years.
(8)	Represents the Estimated Potential Development Density that we have under contract for sale to Amazon pursuant to an executed purchase and sale agreement. Pen Place is under contract for sale to Amazon for $198.0 million, which is expected to close in Q2 2022.

DISPOSITION AND RECAPITALIZATION ACTIVITY	MARCH 31, 2022 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share
					Total Square Feet/
					Estimated Potential
					Development
	Ownership				Density	Gross Sales
Assets	Percentage	Asset Type	Location	Date Disposed	(Square Feet)	Price

Q1 2022
The Alaire, The Terano and 12511 Parklawn Drive	1.8% to 18.0%	Multifamily / Future Development	Rockville, MD	January 27, 2022	51,546 / 1,170	$15,384
Development Parcel (1)	100.0%	Future Development	Arlington, VA	March 28, 2022	—	3,250
Subtotal					51,546 / 1,170	$18,634

Q2 2022
Universal Buildings	100.0%	Commercial	Washington, DC	April 1, 2022	659,459	$228,000

Total					711,005 / 1,170	$246,634

Recapitalization and Other Activity:

In January 2022, we sold investments in equity securities for $17.8 million, resulting in a realized gain of $13.9 million.

On April 13, 2022, we formed an unconsolidated real estate venture with affiliates of Fortress Investment Group LLC ("Fortress") to recapitalize a 1.6 million square foot office portfolio and land parcels valued at $580.0 million comprising four wholly owned commercial assets (7200 Wisconsin Avenue, 1730 M Street, RTC-West/RTC-West Trophy Office/RTC-West Land and Courthouse Plaza 1 and 2), which were classified as assets held for sale as of March 31, 2022. Fortress contributed $131.0 million for a 66.5% interest in the venture. In connection with the transaction, the real estate venture obtained mortgage loans totaling $458.0 million secured by the properties, of which $402.0 million was drawn at closing. We will provide asset management, property management and leasing services to the venture. Because our interest in the venture is subordinated to a 15% preferred return to Fortress, we do not anticipate receiving any near-term cash flow distributions from it. Where noted and going forward, these assets will be excluded from the occupancy, non-GAAP financial measures and leverage metrics presented in our investor package.

On April 29, 2022, we sold a 99-year term leasehold interest in a future development asset located in Reston, VA.

Note: As of March 31, 2022, Pen Place was classified as held for sale in our condensed consolidated balance sheet. Pen Place is under contract for sale to Amazon for $198.0 million, which is expected to close in Q2 2022.

(1)	One of the parcels which we acquired in December 2020 along with the future development parcel formerly occupied by the Americana Hotel.

DEBT SUMMARY	MARCH 31, 2022 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share	2022	2023	2024	2025	2026	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($1 billion commitment) (1)	$—	$—	$—	$300,000	$—	$—	$300,000
Term loans ($400 million commitment)	—	—	200,000	200,000	—	—	400,000
Total unsecured debt	—	—	200,000	500,000	—	—	700,000
Secured Debt:
Consolidated principal balance	107,500	169,125	126,681	555,829	105,000	722,946	1,787,081
Unconsolidated principal balance	86,639	109,738	—	116,440	—	52,295	365,112
Total secured debt	194,139	278,863	126,681	672,269	105,000	775,241	2,152,193

Total Consolidated and Unconsolidated Principal Balance	$194,139	$278,863	$326,681	$1,172,269	$105,000	$775,241	$2,852,193

% of total debt maturing	6.8%	9.8%	11.5%	41.1%	3.7%	27.1%	100.0%
% floating rate (2)	41.8%	39.4%	—	42.7%	100.0%	83.2%	50.5%
% fixed rate (3)	58.2%	60.6%	100.0%	57.3%	—	16.8%	49.5%

Weighted Average Interest Rates
Variable rate (4)	2.11%	4.44%	—	1.69%	1.70%	2.49%	2.28%
Fixed rate	3.60%	5.12%	3.06%	3.83%	—	4.29%	3.83%
Total Weighted Average Interest Rates	2.97%	4.85%	3.06%	2.92%	1.70%	2.79%	3.05%

	Credit Facility
	Revolving
	Credit	Tranche A‑1	Tranche A‑2	Total/Weighted
	Facility (1)	Term Loan (5)	Term Loan	Average
Credit limit	$1,000,000	$200,000	$200,000	$1,400,000
Outstanding principal balance	$300,000	$200,000	$200,000	$700,000
Letters of credit	$467	$—	$—	$467
Undrawn capacity	$699,533	$—	$—	$699,533
Interest rate spread (5)	1.05%	1.15%	1.15%	1.11%
All-In interest rate (6)	1.50%	2.61%	2.49%	2.10%
Initial maturity date	Jan‑25	Jan‑25	Jul‑24	—

(1)	In April 2022, we repaid $210.0 million on our revolving credit facility.
(2)	Floating rate debt includes floating rate loans with interest rate caps.
(3)	Fixed rate debt includes floating rate loans with interest rate swaps.
(4)	For floating rate loans with interest rate caps, the weighted average cap strike is 2.51% for consolidated debt, and 2.70% for all debt. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(5)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.
(6)	The all-in interest rate is inclusive of interest rate swaps. As of March 31, 2022, we had interest rates swaps for the Tranche A-1 Term Loan and the Tranche A-2 Term Loan.

DEBT BY INSTRUMENT	MARCH 31, 2022 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
2121 Crystal Drive	100.0%	$131,535	5.51%	Fixed	5.51%	03/01/23	03/01/23
Falkland Chase - South & West	100.0%	37,590	3.78%	Fixed	3.78%	06/01/23	06/01/23
800 North Glebe Road	100.0%	107,500	L + 1.60%	Swap	3.60%	06/30/22	06/30/24
Credit Facility - Tranche A‑2 Term Loan	100.0%	200,000	L + 1.15%	Swap	2.49%	07/18/24	07/18/24
2101 L Street	100.0%	126,681	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,319	7.94%	Fixed	7.94%	01/01/25	01/01/25
Credit Facility - Revolving Credit Facility (4)	100.0%	300,000	L + 1.05%	—	1.50%	01/07/25	01/07/25
RiverHouse Apartments	100.0%	307,710	L + 1.28%	Swap	3.47%	04/01/25	04/01/25
1730 M Street (5)	100.0%	47,500	L + 1.25%	Swap	3.92%	12/21/25	12/21/25
1900 Crystal Drive (6)	—	—	L + 3.00%	—	3.45%	04/25/26	04/25/26
1215 S. Clark Street	100.0%	105,000	L + 1.25%	—	1.70%	12/22/26	12/22/26
Credit Facility - Tranche A‑1 Term Loan	100.0%	200,000	S + 1.15%	Swap	2.61%	01/14/25	01/14/27
2000/2001 South Bell Street (7)	—	—	L + 2.15%	—	2.60%	01/22/27	01/22/27
4747 Bethesda Avenue	100.0%	175,000	S + 1.35%	Cap	1.65%	02/20/27	02/20/27
RTC - West (5)	100.0%	117,300	L + 1.40%	—	1.85%	04/22/25	04/22/27
1235 S. Clark Street	100.0%	78,000	3.94%	Fixed	3.94%	11/01/27	11/01/27
1225 S. Clark Street	100.0%	85,000	L + 1.60%	—	2.05%	07/27/28	07/27/28
1221 Van Street	100.0%	87,253	L + 2.51%	Cap	2.96%	08/01/30	08/01/30
220 20th Street	100.0%	80,240	L + 2.51%	Cap	2.96%	08/01/30	08/01/30
The Bartlett	100.0%	217,453	L + 2.51%	Cap	2.96%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,487,081
Premium / (discount) recognized as a result of the Formation Transaction		581
Deferred financing costs - mortgage loans (8)		(16,772)
Deferred financing costs - credit facility (8)		(6,250)
Total Consolidated Indebtedness		$2,464,640

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgages payable		$1,613,082
Mortgages payable classified as liabilities related to assets held for sale (5)		163,897
Revolving credit facility (4)		300,000
Deferred financing costs, net (included in other assets) (8)		(10,671)
Unsecured term loan		398,332
Total Consolidated Indebtedness		$2,464,640

DEBT BY INSTRUMENT	MARCH 31, 2022 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
Atlantic Plumbing	64.0%	$100,000	L + 1.50%	—	1.95%	11/08/22	11/08/22
Stonebridge at Potomac Town Center	10.0%	84,600	L + 2.50%	—	2.95%	12/10/22	12/10/22
Galvan	1.8%	89,500	L + 2.20%	—	2.65%	03/03/23	03/03/23
L’Enfant Plaza Office - North, L’Enfant Plaza Office - East, L’Enfant Plaza Retail	49.0%	208,984	L + 3.65%	Cap	4.61%	05/09/23	05/09/24
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%	47,989	L + 2.00%	Cap	2.45%	08/29/22	08/29/24
The Foundry	9.9%	58,000	L + 1.40%	Cap	1.85%	12/12/23	12/12/24
1101 17th Street	55.0%	60,000	L + 1.25%	Swap	4.13%	06/13/25	06/13/25
The Gale Eckington	5.0%	110,813	L + 1.60%	Swap	3.56%	07/31/22	07/31/25
8001 Woodmont	50.0%	104,590	4.82%	Fixed	4.82%	01/15/27	01/15/27
1900 N Street	55.0%	151,709	L + 1.70%	Cap	2.15%	04/30/25	04/30/27
Total Unconsolidated Principal Balance		1,016,185
Deferred financing costs		(4,431)
Total Unconsolidated Indebtedness		$1,011,754

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,487,081
Unconsolidated principal balance at JBG SMITH Share		365,112
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,852,193

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,464,640
Unconsolidated indebtedness at JBG SMITH Share		362,861
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		2,827,501
Mortgages payable classified as liabilities related to assets held for sale (5)		(163,897)
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share, Adjusted (9)		$2,663,604

(1)	For floating rate loans with interest rate caps, the weighted average cap strike is 2.51% for consolidated debt, and 2.70% for all debt. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	March 31, 2022 one-month LIBOR of 0.45% applied to loans, which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	In April 2022, we repaid $210.0 million on our revolving credit facility.
(5)	In April 2022, the mortgages payable were repaid in connection with the acquisition of the properties by the real estate venture that we formed with Fortress.
(6)	In March 2021, we leased the land associated with 1900 Crystal Drive to a lessee which will construct the asset. In March 2021, the ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $227.0 million. See footnote (3) on page 41 for additional information.
(7)	In December 2021, we leased the land associated with 2000/2001 South Bell Street to a lessee which will construct the asset. In December 2021, the ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $208.5 million. See footnote (4) on page 41 for additional information.
(8)	As of March 31, 2022, net deferred financing costs related to an unfunded mortgage loan totaling $6.1 million and the revolving credit facility totaling $4.6 million were included in "Other assets, net" in our condensed consolidated balance sheet.
(9)	Excludes mortgage loans related to 1730 M Street and RTC-West, which were repaid in connection acquisition of the properties by the real estate venture that we formed with Fortress.

CONSOLIDATED AND UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2022 (Unaudited)

Unconsolidated Real

Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet

Consolidated Real Estate Ventures
MRP Realty
The Wren	Multifamily	Washington, DC	U Street/Shaw	96.0%	332,682

Total Consolidated Real Estate Ventures					332,682

Unconsolidated Real Estate Ventures
Landmark
L’Enfant Plaza Office - East	Commercial	Washington, DC	Southwest	49.0%	397,855
L’Enfant Plaza Office - North	Commercial	Washington, DC	Southwest	49.0%	298,567
L’Enfant Plaza Retail	Commercial	Washington, DC	Southwest	49.0%	119,291
Rosslyn Gateway - North	Commercial	Arlington, VA	Rosslyn	18.0%	145,765
Rosslyn Gateway - South	Commercial	Arlington, VA	Rosslyn	18.0%	103,349
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,293
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
					2,264,620

J.P. Morgan Global Alternatives (1)
Potomac Yard Landbay F - Block 15 - 3331 Exchange Avenue	Multifamily	Alexandria, VA	National Landing	50.0%	181,300
Potomac Yard Landbay F - Block 19 - 3330 Exchange Avenue	Multifamily	Alexandria, VA	National Landing	50.0%	238,100
Potomac Yard Landbay G	Future Development	Alexandria, VA	National Landing	50.0%	712,000
Potomac Yard Landbay F	Future Development	Alexandria, VA	National Landing	50.0%	901,000
					2,032,400

CBREI Venture
Stonebridge at Potomac Town Center	Commercial	Woodbridge, VA	Prince William County	10.0%	504,327
The Foundry	Commercial	Washington, DC	Georgetown	9.9%	226,823
The Gale Eckington	Multifamily	Washington, DC	Union Market / NoMa / H Street	5.0%	466,716
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
					1,443,393

CONSOLIDATED AND UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2022 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet

Canadian Pension Plan Investment Board
1900 N Street	Commercial	Washington, DC	CBD	55.0%	269,501
1101 17th Street	Commercial	Washington, DC	CBD	55.0%	209,108
					478,609

Bresler / Brookfield
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	662,600

Brandywine
1250 1st Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	265,800
51 N Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	177,500
50 Patterson Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	142,200
					585,500

Prudential Global Investment Management
Central Place Tower	Commercial	Arlington, VA	Rosslyn	50.0%	551,758

Berkshire Group
8001 Woodmont	Multifamily	Bethesda, MD	Bethesda CBD	50.0%	363,979

Total Unconsolidated Real Estate Ventures					8,382,859

Note: Total SF at 100% share.

(1)	J.P. Morgan Global Alternatives is the advisor for an institutional investor.

DEFINITIONS	MARCH 31, 2022

Definitions

"Annualized Rent" is defined as (i) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of March 31, 2022, multiplied by 12, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of March 31, 2022, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics). The in-place monthly base rent does not take into consideration temporary rent relief arrangements.

"Annualized Rent per Square Foot" is defined as (i) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet; and (ii) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to the Near-Term Development and Future Development Pipelines.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 16.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of March 31, 2022, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of March 31, 2022. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

DEFINITIONS	MARCH 31, 2022

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies. For Future Development assets, Estimated Total Investment represents historical cost plus incremental costs to access the Estimated Potential Development density, but does not include potential entitlement costs or infrastructure costs.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gains (or losses) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 17-18.

"Future Development Pipeline" refers to assets that are development opportunities on which we do not intend to commence construction within the next three years where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

DEFINITIONS	MARCH 31, 2022

"GAAP" means accounting principles generally accepted in the United States.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of March 31, 2022.

"In-Service" refers to commercial or multifamily operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2022.

"JBG SMITH Share" or "our share" refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures.

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended March 31, 2022 divided by occupied units; retail rent is excluded from this metric.

"Near-Term Development Pipeline" refers to select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Annualized NOI", "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess a segment's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended March 31, 2022 multiplied by four. Due to seasonality in the hospitality business, Annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of March 31, 2022. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or

DEFINITIONS	MARCH 31, 2022

more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction and Near-Term Development Pipeline assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI and expected annualized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of March 31, 2022, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of March 31, 2022, and is calculated as (i) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses", a non-GAAP financial measure, represents general and administrative expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the general and administrative expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to commercial and multifamily assets that are below 90% leased and have been delivered within the 12 months ended March 31, 2022.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of March 31, 2022, have been executed but for which rent has not commenced.

DEFINITIONS	MARCH 31, 2022

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management's estimate of approximate rentable square feet, (iii) for Under-Construction assets, management's estimate of approximate rentable square feet based on current design plans as of March 31, 2022, and (iv) for Near-Term and Future Development Pipeline assets, management's estimate of developable gross square feet based on current business plans with respect to real estate owned or controlled as of March 31, 2022.

"Transaction and Other Costs" include demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses.

"Under-Construction" refers to assets that were under construction during the three months ended March 31, 2022.

.

APPENDIX – TRANSACTION AND OTHER COSTS	MARCH 31, 2022

	Three Months Ended
dollars in thousands	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021

Transaction and Other Costs
Demolition costs	$22	$704	$1,422	$439	$1,008
Integration and severance costs	145	422	154	222	240
Completed, potential and pursued transaction expenses	732	392	1,375	1,609	2,442
Total (1)	$899	$1,518	$2,951	$2,270	$3,690

(1)	For Q1 2022,Q4 2021 and Q1 2021, excludes $34,000, $0.6 million and $1.1 million of transaction costs attributable to noncontrolling interests.

APPENDIX - EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	MARCH 31, 2022 (Unaudited)

Are Appendix – EBITDAAre and Adjusted EBITDA

	Three Months Ended
dollars in thousands	Q1 2022		Q4 2021		Q3 2021		Q2 2021		Q1 2021

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(77)		$(63,334)		$996		$(3,318)		$(24,069)
Depreciation and amortization expense	58,062		58,173		56,726		56,678		64,726
Interest expense	16,278		17,649		17,243		16,773		16,296
Income tax expense (benefit)	(471)		(986)		217		(5)		4,315
Unconsolidated real estate ventures allocated share of above adjustments	9,829		9,696		10,147		10,581		10,164
EBITDA attributable to noncontrolling interests	(26)		546		(54)		(41)		1,071
EBITDA	$83,595		$21,744		$85,275		$80,668		$72,503
(Gain) loss on the sale of real estate	136		—		—		(11,290)		—
Gain on the sale of unconsolidated real estate assets	(5,243)		—		(23,137)		(5,189)		—
Real estate impairment loss (1)	—		25,144		—		—		—
Impairment related to unconsolidated real estate ventures (2)	—		23,883		1,380		—		—

EBITDAre	$78,488		$70,771		$63,518		$64,189		$72,503
Transaction and Other Costs (3)	865		888		2,951		2,270		2,582
Business interruption insurance proceeds	—		(4,517)		—		—		—
Income from investments, net	(14,071)		(3,620)		—		—		—
Loss on the extinguishment of debt	591		—		—		—		—
Share-based compensation related to Formation Transaction and special equity awards	2,244		3,459		3,480		4,441		4,945
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(441)		(181)		(280)		(92)		(330)
Lease liability adjustments	—		(134)		—		—		—
Unconsolidated real estate ventures allocated share of above adjustments	204		(497)		130		9		31

Adjusted EBITDA	$67,880		$66,169		$69,799		$70,817		$79,731

Net Debt to Annualized Adjusted EBITDA (4)	9.6	x	9.6	x	7.9	x	7.6	x	6.8	x

Net Debt (at JBG SMITH Share)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Consolidated indebtedness (5)	$2,464,640	$2,464,927	$2,063,426	$1,979,494	$1,979,208
Unconsolidated indebtedness (5)	362,861	370,743	362,698	399,262	401,389
Total consolidated and unconsolidated indebtedness	2,827,501	2,835,670	2,426,124	2,378,756	2,380,597
Less: cash and cash equivalents	207,568	282,097	213,612	217,543	223,142
Net Debt (at JBG SMITH Share)	$2,619,933	$2,553,573	$2,212,512	$2,161,213	$2,157,455

Note: All EBITDA measures as shown above are attributable to OP Units.

(1)	In connection with the preparation and review of our annual financial statements, we determined that certain assets were impaired and recorded impairment losses in Q4 2021 totaling $25.1 million.
(2)	Includes an impairment on real estate assets taken by an unconsolidated real estate venture and an impairment of our investment in an unconsolidated real estate venture related to a decrease in the value of the underlying asset.
(3)	See page 55 for the components of Transaction and Other Costs. For Q1 2022,Q4 2021 and Q1 2021, excludes $34,000, $0.6 million and $1.1 million of transaction costs attributable to noncontrolling interests.
(4)	Calculated using the Net Debt below. Adjusted EBITDA is annualized by multiplying by four.
(5)	Net of premium/discount and deferred financing costs.

APPENDIX - FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	MARCH 31, 2022 (Unaudited)

Appendix – FFO, Core FFO and FAD

	Three Months Ended
in thousands, except per share data	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(32)	$(56,446)	$893	$(2,973)	$(20,731)
Net income (loss) attributable to redeemable noncontrolling interests	10	(6,256)	103	(345)	(2,230)
Net loss attributable to noncontrolling interests	(55)	(632)	—	—	(1,108)
Net income (loss)	(77)	(63,334)	996	(3,318)	(24,069)
(Gain) loss on the sale of real estate	136	—	—	(11,290)	—
Gain on the sale of unconsolidated real estate assets	(5,243)	—	(23,137)	(5,189)	—
Real estate depreciation and amortization	55,517	55,902	54,547	54,475	62,500
Real estate impairment loss, net of tax (1)	—	24,301	—	—	—
Impairment related to unconsolidated real estate ventures (2)	—	23,883	1,380	—	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	6,870	6,626	7,002	7,277	7,311
FFO attributable to noncontrolling interests	(26)	546	(54)	(41)	1,071
FFO Attributable to OP Units	$57,177	$47,924	$40,734	$41,914	$46,813
FFO attributable to redeemable noncontrolling interests	(5,877)	(4,792)	(4,703)	(4,054)	(4,485)
FFO Attributable to Common Shareholders	$51,300	$43,132	$36,031	$37,860	$42,328

FFO attributable to OP Units	$57,177	$47,924	$40,734	$41,914	$46,813
Transaction and Other Costs, net of tax (3)	843	865	2,928	2,241	2,552
Business interruption insurance proceeds	—	(4,517)	—	—	—
Income from investments, net	(10,538)	(2,711)	—	—	—
(Gain) loss from mark-to-market on derivative instruments	(3,367)	(292)	37	46	(133)
Loss on the extinguishment of debt	591	—	—	—	—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(441)	(181)	(280)	(92)	(330)
Share-based compensation related to Formation Transaction and special equity awards	2,244	3,459	3,480	4,441	4,945
Lease liability adjustments	—	(134)	—	—	—
Amortization of management contracts intangible, net of tax	1,105	1,073	1,072	1,073	1,072
Unconsolidated real estate ventures allocated share of above adjustments	(48)	(543)	112	6	(10)
Core FFO Attributable to OP Units	$47,566	$44,943	$48,083	$49,629	$54,909
Core FFO attributable to redeemable noncontrolling interests	(4,889)	(4,494)	(5,552)	(4,800)	(5,260)
Core FFO Attributable to Common Shareholders	$42,677	$40,449	$42,531	$44,829	$49,649
FFO per diluted common share	$0.40	$0.33	$0.27	$0.29	$0.32
Core FFO per diluted common share	$0.34	$0.31	$0.32	$0.34	$0.38
Weighted average shares - diluted (FFO and Core FFO)	126,688	129,009	131,351	131,485	131,542

See footnotes on page 58.

APPENDIX - FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	MARCH 31, 2022 (Unaudited)

in thousands, except per share data	Three Months Ended
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021

FAD
Core FFO attributable to OP Units	$47,566	$44,943	$48,083	$49,629	$54,909
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (4)	(13,702)	(21,773)	(12,124)	(12,226)	(10,431)
Straight-line and other rent adjustments (5)	(1,791)	(2,985)	(3,701)	(4,088)	(4,765)
Third-party lease liability assumption payments	—	—	(422)	(703)	(678)
Share-based compensation expense	10,493	9,663	7,805	9,045	8,070
Amortization of debt issuance costs	1,176	1,142	1,126	1,096	1,105
Unconsolidated real estate ventures allocated share of above adjustments	(648)	(1,332)	(1,478)	(1,333)	(1,326)
Non-real estate depreciation and amortization	1,068	795	703	727	750
FAD available to OP Units (A)	$44,162	$30,453	$39,992	$42,147	$47,634
Distributions to common shareholders and unitholders (B)	$32,603	$33,137	$33,688	$33,511	$35,435
FAD Payout Ratio (B÷A) (6)	73.8%	108.8%	84.2%	79.5%	74.4%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,820	$8,121	$7,404	$4,376	$3,926
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	82	168	265	324	47
Second-generation tenant improvements and leasing commissions	8,594	12,815	3,762	7,454	6,064
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	206	669	693	72	394
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	13,702	21,773	12,124	12,226	10,431
Non-recurring capital expenditures	12,810	15,008	5,885	4,352	2,836
Share of non-recurring capital expenditures from unconsolidated real estate ventures	12	145	177	56	51
First-generation tenant improvements and leasing commissions	4,450	6,229	2,603	1,703	835
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	473	987	93	199	1,192
Non-recurring capital expenditures	17,745	22,369	8,758	6,310	4,914
Total JBG SMITH Share of Capital Expenditures	$31,447	$44,142	$20,882	$18,536	$15,345

(1)	In connection with the preparation and review of our annual financial statements, we determined that certain assets were impaired and recorded impairment losses in Q4 2021 totaling $25.1 million ($24.3 million after tax).
(2)	Includes an impairment on real estate assets taken by an unconsolidated real estate venture and an impairment of our investment in an unconsolidated real estate venture related to a decrease in the value of the underlying asset.
(3)	See page 55 for the components of Transaction and Other Costs. For Q1 2022, Q4 2021 and Q1 2021, excludes $34,000, $0.6 million and $1.1 million of transaction costs attributable to noncontrolling interests.
(4)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(5)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(6)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

APPENDIX - NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2022 (Unaudited)

Appendix – NOI Reconciliations

in thousands	Three Months Ended
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Net income (loss) attributable to common shareholders	$(32)	$(56,446)	$893	$(2,973)	$(20,731)
Add:
Depreciation and amortization expense	58,062	58,173	56,726	56,678	64,726
General and administrative expense:
Corporate and other	15,815	15,344	12,105	13,895	12,475
Third-party real estate services	27,049	27,124	25,542	25,557	28,936
Share-based compensation related to Formation Transaction and special equity awards	2,244	3,459	3,480	4,441	4,945
Transaction and Other Costs	899	1,518	2,951	2,270	3,690
Interest expense	16,278	17,649	17,243	16,773	16,296
Loss on the extinguishment of debt	591	—	—	—	—
Impairment loss	—	25,144	—	—	—
Income tax expense (benefit)	(471)	(986)	217	(5)	4,315
Net income (loss) attributable to redeemable noncontrolling interests	10	(6,256)	103	(345)	(2,230)
Net loss attributable to noncontrolling interests	(55)	(632)	—	—	(1,108)
Less:
Third-party real estate services, including reimbursements revenue	23,970	23,309	25,842	26,745	38,107
Other income	2,196	2,013	1,568	1,904	2,186
Income (loss) from unconsolidated real estate ventures, net	3,145	(25,583)	20,503	3,953	(943)
Interest and other income (loss), net	14,246	8,672	192	(38)	9
Gain (loss) on the sale of real estate	(136)	—	—	11,290	—

Consolidated NOI	76,969	75,680	71,155	72,437	71,955
NOI attributable to unconsolidated real estate ventures at our share	6,967	6,289	7,336	8,109	7,512
Non-cash rent adjustments (1)	(1,791)	(2,985)	(3,701)	(4,088)	(4,765)
Other adjustments (2)	8,760	6,107	4,683	5,191	4,738
Total adjustments	13,936	9,411	8,318	9,212	7,485
NOI	$90,905	$85,091	$79,473	$81,649	$79,440
Less: out-of-service NOI loss (3)	(1,448)	(1,745)	(2,019)	(1,329)	(1,361)
Operating portfolio NOI	$92,353	$86,836	$81,492	$82,978	$80,801

Note: NOI, Non-Same Store NOI and Same Store NOI are presented as originally reported in the respective quarter.

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets and Near-Term and Future Development Pipelines.

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